     As filed with the Securities and Exchange Commission on July 15, 1994
                                                  Registration No. 33-54265

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ____________________________

                               AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ____________________________

                             JEFFERIES GROUP, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                              6211                       95-2848406
   (State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
   incorporation or organization)       Classification Code Number)      Identification Number)

                    11100 Santa Monica Boulevard, 10th Floor
                         Los Angeles, California 90025
                                 (310) 445-1199
                  (Address, including zip code, and telephone
                        number, including area code, of
                   registrant's principal executive offices)
                               _________________

                                Frank E. Baxter
                            Chief Executive Officer
                    11100 Santa Monica Boulevard, 10th Floor
                         Los Angeles, California 90025
                                 (310) 445-1199
                    (Name, address, including zip code, and
                     telephone number, including area code,
                        of agent for service of process)
                          ____________________________

                                with a copy to:

                            Michael L. Klowden, Esq.
                            Morgan, Lewis & Bockius
                              Twenty-Second Floor
                             801 South Grand Avenue
                         Los Angeles, California 90017
                          ____________________________

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.
                          ____________________________

 If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

================================================================================

                             JEFFERIES GROUP, INC.

                             CROSS-REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K


 Item
 Number                                Item                                    Location in Prospectus
 ------          ------------------------------------------------   ------------------------------------------------
   1.            Forepart of the Registration Statement and
                   Outside Front Cover Page of Prospectus  . . .    Facing Page; Cross-Reference Sheet; Outside
                                                                      Front Cover Page

   2.            Inside Front and Outside Back Cover
                   Pages of Prospectus . . . . . . . . . . . . .    Inside Front and Outside Back Cover Pages

   3.            Risk Factors, Ratio of Earnings to Fixed
                   Charges, and Other Information  . . . . . . .    Prospectus Summary; Investment Considerations;
                                                                      Selected Consolidated Financial Information

   4.            Terms of the Transaction  . . . . . . . . . . .    Outside Front Cover Page; Prospectus Summary;
                                                                      The Exchange Offer

   5.            Pro Forma Financial Information . . . . . . . .    Not Applicable

   6.            Material Contracts with the Company Being
                   Acquired  . . . . . . . . . . . . . . . . . .    Not Applicable

   7.            Additional Information Required for
                   Reoffering by Persons and Parties Deemed
                   to be Underwriters  . . . . . . . . . . . . .    Not Applicable

   8.            Interests of Named Experts and Counsel  . . . .    Experts; Legal Matters

   9.            Disclosure of Commission Position of
                   Indemnification for Securities Act               Not Applicable
                   Liabilities . . . . . . . . . . . . . . . . .

  10.            Information with Respect to S-3 Registrants . .    Prospectus Summary; Recent Financial Results;
                                                                      Management's Discussion and Analysis of
                                                                      Financial Condition and Results of
                                                                      Operations; Business

  11.            Incorporation of Certain Information
                   by Reference  . . . . . . . . . . . . . . . .    Incorporation of Certain Information by Reference

               Subject to Completion, dated July 15, 1994

PROSPECTUS

                             JEFFERIES GROUP, INC.

                             OFFER TO EXCHANGE ITS
                          8 7/8% SERIES B SENIOR NOTES
                                    DUE 2004
      [LOGO]                           FOR
                         ANY AND ALL OF ITS OUTSTANDING
                              8 7/8% SENIOR NOTES
                                    DUE 2004

                 _____________________________________________

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON AUGUST 18, 1994, UNLESS EXTENDED

                 _____________________________________________


Jefferies Group, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to an aggregate $50,000,000 principal amount of its 8 7/8% Series B Senior Notes due 2004 (the "New Notes") for an equal principal amount of its issued and outstanding 8 7/8% Senior Notes due 2004 (the "Old Notes"). The Old Notes and the New Notes are collectively referred to herein as the "Notes."

The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated April 28, 1994, between the Company and purchasers of the Old Notes (the "Registration Rights Agreement"). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act") or
(ii) a Broker-Dealer, except as provided below), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes). Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

Prior to this Exchange Offer, there has been no public market for the Notes.
If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any public market for the New Notes.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


___________, 1994

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices, Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549.

The Company intends, and is required by the terms of the indenture, dated as of April 28, 1994 (the "Indenture"), by and between the Company and The Bank of New York, as trustee (the "Trustee"), to furnish Holders of the Notes with annual reports containing consolidated financial statements audited by its independent auditors and with quarterly reports containing unaudited condensed consolidated financial information for each of the first three quarters of each fiscal year.

This Prospectus is part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Commission under the Securities Act, relating to the New Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM JEFFERIES GROUP, INC., 11100 SANTA MONICA BOULEVARD, 12TH FLOOR, LOS ANGELES, CALIFORNIA 90025, ATTENTION: JERRY GLUCK (TELEPHONE: (310) 914-1300). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY THE DATE FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; and (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 1994.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the detailed information and financial statements (including notes thereto) appearing elsewhere, and incorporated by reference, in this Prospectus. The term "Company" refers, unless the context requires otherwise, to Jefferies Group, Inc., its subsidiaries, predecessor entities and W & D Securities, Inc.


                                  THE COMPANY

Jefferies Group, Inc. is a holding company which, through its four primary subsidiaries, Jefferies & Company, Inc. ("JEFCO"), Investment Technology Group, Inc. ("ITG Holding"), Jefferies International Limited ("JIL") and Jefferies Pacific Limited ("JPL"), is engaged in securities brokerage and trading, corporate finance and other financial services. Total revenues and net earnings of the Company for fiscal 1993 were a record $318.1 million and $28.9 million, respectively, representing a 35.1% and 54.5% increase from fiscal 1992.

The Company's principal subsidiary, JEFCO, was founded in 1962 and is engaged in equity, convertible debt and taxable fixed income securities brokerage and trading and corporate finance. JEFCO is one of the leading national firms engaged in the distribution and trading of blocks of equity securities and conducts such activities primarily in the "third market." The term "third market" refers to transactions in listed equity securities effected away from national securities exchanges.

ITG Holding is a publicly traded corporation of which the Company owns 80.2% of the outstanding shares of common stock. ITG Holding, through its wholly owned broker-dealer subsidiary ITG Inc. ("ITG"), is a leading provider of automated securities trade execution and analysis services to institutional equity investors. ITG's two principal services are POSIT((R)), the largest automated stock crossing system operated during trading hours, and QuantEX((R)), a proprietary decision support system with integrated trade analysis, routing and management capabilities. POSIT((R)), which is accessed through direct computer links or by communicating with ITG's trading desk, allows customers to place confidential buy and sell orders on equity securities and portfolios of equity securities. POSIT((R)) analyzes these buy and sell orders and determines the maximum number of securities which may be matched or "crossed" among participants. After determining the optimal cross, POSIT((R)) executes trades at the midpoint of the primary market best bid and offer for each security at the time of the cross.

QuantEX((R)) is a proprietary trade execution and analysis system that provides valuable support to investment managers in the development and implementation of portfolio trading strategies and allows equity traders to organize, process and manage large trading lists. Through its direct routing capabilities, QuantEX((R)) also allows investment managers and equity traders to route orders to POSIT((R)), major national and regional stock exchanges, over-the-counter ("OTC") market makers, ITG's trading desk or selected broker-dealers, including JEFCO.

JIL, a broker-dealer subsidiary of the Company, was incorporated in 1986 in England. JIL is a member of The International Stock Exchange and The Securities and Futures Authority. JIL introduces customers trading in U.S. securities to JEFCO and also trades as a broker-dealer in international equity and convertible securities and American Depositary Receipts ("ADRs") .

JPL, also a broker-dealer subsidiary of the Company, was incorporated in 1992 in Hong Kong. JPL presently introduces foreign customers trading in U.S. securities to JEFCO.


The Company's Common Stock trades in the NASDAQ National Market System under the symbol JEFG. On July 14, 1994, the Company's stock price was $34.00 per share.


The Company and its various subsidiaries maintain offices in Los Angeles, New York, Short Hills, Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, San Francisco, Stamford, London and Hong Kong. The Company's executive offices are located at 11100 Santa Monica Boulevard, 11th Floor, Los Angeles, California 90025, and its telephone number is (310) 445-1199.

                  SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Termination of Certain Rights:    The Old Notes were sold by the Company on
                                  April 28, 1994, pursuant to the purchase agreements, dated April 28, 1994 (the
                                  "Purchase Agreement"), by and between the Company and each of the purchasers of the Old
                                  Notes (the "Purchasers").  Each of the
                                  Purchasers is an accredited investor, as defined in Rule 501(a)(1), (2), (3) or (7) of
                                  Regulation D under the Securities Act.
                                  Pursuant to the Purchase Agreement, the
                                  Company and the Purchasers entered into the Registration Rights Agreement, which grants the Holders of the Old Notes certain registration rights. See "The Exchange Offer
                                  -- Termination of Certain Rights."  The
                                  Exchange Offer is intended to satisfy such rights which terminate upon the consummation of the Exchange Offer. The Holders of the Old Notes not accepted for exchange in the Exchange Offer will no longer have the benefits of registration rights, and the Holders of the New Notes will not be entitled to registration rights with respect to the New Notes.


The Exchange Offer:               The Company is offering to exchange $1,000
                                  principal amount of its New Notes for each $1,000 principal amount of its outstanding
                                  Old Notes that are properly tendered and accepted. As of the date of this Prospectus, $50,000,000 in aggregate principal amount of Old Notes were outstanding, which is the maximum aggregate amount authorized by the Indenture for all Notes. As of the date of this Prospectus, there were two registered
                                  Holders of Old Notes.  Only a registered
                                  Holder of Old Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture (each an "Eligible Holder") may participate in the Exchange Offer. See "The
                                  Exchange Offer -- Terms of the Exchange
                                  Offer."



Expiration Date:                  The Exchange Offer will expire at 5:00 p.m.,
                                  New York City time, on August 18, 1994,
                                  or, at the Company's option, such earlier date upon which 100% of the Old Notes have been validly tendered pursuant to the Exchange Offer and not withdrawn, unless the Company, in its sole discretion, extends the Exchange Offer (the "Expiration Date"). See
                                  "The Exchange Offer - Terms of the Exchange
                                  Offer; Expiration Date; Extensions;
                                  Amendments."


Accrued Interest
on the New
Notes and Old Notes:              The New Notes will bear interest from their
                                  respective issuance dates at the same rate and upon the same terms as the Old Notes.
                                  Eligible Holders whose Old Notes are accepted for exchange will be entitled to receive accrued but unpaid interest thereon to, but not including, the issuance date of the New
                                  Notes and will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from and after the date of issuance of the New Notes.
                                  Such accrued but unpaid interest on the Old
                                  Notes will be payable with the first interest payment on the New Notes to the registered
                                  Holder of the New Notes.

Certain Conditions of
the Exchange Offer:               The Exchange Offer is subject to certain
                                  customary conditions, including (i) no
                                  commencement of any action, legal or
                                  governmental, with respect to the Exchange
                                  Offer or which the Company reasonably
                                  determines would make it inadvisable to
                                  proceed with the Exchange Offer, (ii) no banking moratorium or similar event or international calamity involving the United
                                  States, (iii) no change in the business or prospects of the Company that may have a material adverse effect on the Company and
                                  (iv) the Exchange Offer not violating any applicable law. The Company expects that the foregoing conditions will be satisfied. All such conditions may be waived by the Company.
                                  Holders of Old Notes may have certain rights and remedies against the Company under the Registration Rights Agreement should the
                                  Company fail to consummate the Exchange
                                  Offer.  See "The Exchange Offer - Certain
                                  Conditions of the Exchange Offer."

Procedures for
Tendering Old Notes:              Each Eligible Holder desiring to accept the
                                  Exchange Offer must transmit a properly
                                  completed and duly executed Letter of
                                  Transmittal, including all other documents required by the Letter of Transmittal, with the signatures thereon guaranteed if required by the instructions to the Letter of Transmittal, to the Exchange Agent (as defined below) at the address set forth in the Letter of Transmittal on or prior to 5:00 p.m., New York City time on the Expiration
                                  Date.  In addition, prior to 5:00 p.m., New
                                  York City time, on the Expiration Date,
                                  either (i) certificates for such Old Notes must be received by the Exchange Agent, together with the Letter of Transmittal;
                                  (ii) confirmation of a book-entry transfer
                                  (a "Book-Entry Confirmation") of such Old
                                  Notes, if such procedure is available, into the Exchange Agent's account at The
                                  Depository Trust Company (the "Depository") pursuant to the book-entry transfer procedures set forth in "The Exchange
                                  Offer -- Book-Entry Transfer," must be
                                  received by the Exchange Agent; or (iii) the Holder must comply with the guaranteed delivery procedures described below. Any beneficial owner of Old Notes ("Beneficial
                                  Owner") whose Old Notes are registered
                                  in the name of a nominee, such as
                                  a broker, dealer, commercial bank, or trust company, and who wishes to tender Old Notes in the Exchange Offer, should contact such nominee promptly and instruct it to tender on such Beneficial Owner's behalf.

Guaranteed Delivery
Procedures:                       If an Eligible Holder wishes to tender its
                                  Old Notes and either (i) such Old Notes are not immediately available, (ii) time will not permit such Old Notes or other required documents to reach the Exchange Agent on or prior to the Expiration Date, or (iii) the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date, tenders may be effected pursuant to the guaranteed delivery procedures set forth in "The Exchange Offer - Guaranteed Delivery
                                  Procedures."

Withdrawal of
Tenders: Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer - Withdrawal Rights."

Acceptance of Old
Notes and Delivery
of New Notes:                     Subject to the satisfaction or waiver of all
                                  conditions of the Exchange Offer, the Company will accept for exchange any and all Old
                                  Note which are properly tendered in the
                                  Exchange Offer prior to 5:00 p.m., New York
                                  City time, on the Expiration Date.  The New
                                  Notes issued pursuant to the Exchange Offer will be delivered in exchange for the applicable Old Notes accepted in the Exchange Offer promptly following the
                                  Expiration Date.  See "The Exchange Offer -
                                  Acceptance of Old Notes in
                                  Exchange; Delivery of New Notes."

Certain Federal
Income Tax
Consequences:                     For a discussion of certain federal income
                                  tax consequences of the exchange of the Old
                                  Notes, see "Certain Federal Income Tax
                                  Consequences."

Exchange Agent:                   The Bank of New York is the Exchange Agent
                                  (the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer - Exchange
                                  Agent."

                          SUMMARY DESCRIPTION OF NOTES

         The terms of the Old Notes and the New Notes are identical in all material respects, except for certain transfer and registration rights relating to the Old Notes.

Securities Offered  . . . . . . . .       Up to $50,000,000 aggregate principal
                                          amount of New Notes, less the
                                          principal amount of Old Notes not
                                          exchanged.  See "Description of the
                                          Notes."

Issuer  . . . . . . . . . . . . . .       The Company

Maturity  . . . . . . . . . . . . .       May 1, 2004.

Interest Payment Dates  . . . . . .       May 1 and November 1, commencing
                                          November 1, 1994.

Optional Redemption . . . . . . . .       The New Notes are not redeemable
                                          prior to May 1, 1999.  On or after
                                          May 1, 1999, the New Notes are
                                          redeemable at the option of the
                                          Company, in whole or in part, at the
                                          redemption prices set forth herein
                                          plus accrued interest to the date of
                                          redemption.

Mandatory Redemption  . . . . . . .       None.

Ranking . . . . . . . . . . . . . .       The New Notes are senior unsecured
                                          obligations of the Company.  The New
                                          Notes are senior in right of payment
                                          to all existing and future
                                          subordinated indebtedness of the
                                          Company and rank pari passu in right
                                          of payment with all existing and
                                          future senior indebtedness of the
                                          Company.

Change of Control . . . . . . . . .       In the event that a Change of Control
                                          (as defined in the Indenture) has
                                          occurred, each Holder of New Notes
                                          will have the right, at such Holder's
                                          option, to require the Company to
                                          repurchase all or any part of such
                                          Holder's New Notes at a cash price
                                          equal to 101% of the principal amount
                                          thereof, plus accrued and unpaid
                                          interest, if any.

Covenants . . . . . . . . . . . . .       The Indenture under which the New
                                          Notes will be issued will limit,
                                          among other things, (i) the
                                          incurrence of additional Long-Term
                                          Indebtedness (as defined in the
                                          Indenture), (ii) consolidations,
                                          mergers or transfers of assets as an
                                          entirety or substantially as an
                                          entirety, (iii) transactions with
                                          affiliates, and (iv) certain liens on
                                          Voting Stock (as defined in the
                                          Indenture) of Material Subsidiaries
                                          (as defined in the Indenture).
                                          Events of Default will include, among
                                          other things, (i) the failure to
                                          maintain a minimum Consolidated Net
                                          Worth (as defined in the Indenture)
                                          greater than or equal to $87 million
                                          for a period of 180 consecutive days
                                          and (ii) the failure of JEFCO to
                                          maintain Net Capital greater than or
                                          equal to the Minimum Net Capital
                                          Amount (as defined in the Indenture)
                                          for a period of 30 consecutive days.
                                          See "Description of the Notes."

                           INVESTMENT CONSIDERATIONS

In addition to the other information contained in this Prospectus, the following factors should be carefully considered by Holders prior to tendering their Old Notes in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder which is either (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, or (ii) a broker-dealer, except as provided below), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes were acquired in the ordinary course of such Holder's business and such Holder had no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions.

ABSENCE OF PUBLIC MARKET

The Old Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market. The New Notes will be new securities for which there currently is no market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be adversely affected.

                                 CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company at March 25, 1994:

                                                        At March 25, 1994
                                      ----------------------------------------------------
                                                Actual                 As Adjusted(1)
                                      ----------------------------------------------------
                                         Amount          %          Amount         %
                                      -----------  -------------   ---------  ------------
                                                      (Dollars in Millions)
      Long-Term Debt:
        Senior Notes due 2004 . . .      $   --         0.0%        $ 50.0        23.7%
        Subordinated Debt . . . . .        10.0         6.2           10.0         4.7
                                         ------       -----         ------       -----
          Total Long-Term Debt. . .        10.0         6.2           60.0        28.4

      Total Stockholders' Equity. .       151.2        93.8          151.2        71.6
                                         ------       -----         ------       -----
          Total Capitalization. . .      $161.2       100.0%        $211.2       100.0%
                                         ======       =====         ======       =====

      ------------------
      (1)  Adjusted to give effect to the issuance of the Notes.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following selected historical financial information of the Company and consolidated subsidiaries should be read in conjunction with the Company's Consolidated Financial Statements for the three years ended December 31, 1993, which are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, which report is incorporated by reference herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and in such report.

                                                            Year Ended December 31,
                            ---------------------------------------------------------------------------------
                                  1993               1992             1991            1990            1989
                            ---------------------------------------------------------------------------------
 EARNINGS STATEMENT DATA                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
 Revenues:                     $         %       $        %        $      %       $       %        $       %
                            ---------------------------------------------------------------------------------
 Commissions . . . . . . .  $  138.1   43.4%   $106.8    45.4%  $ 84.3   43.0%  $ 82.1   48.9%  $ 87.1   66.7%
 Principal transactions. .      83.4   26.2      86.4    36.7     70.0   35.7     43.4   25.8     20.3   15.5
 Corporate finance . . . .      72.4   22.8      23.9    10.1     16.8    8.6      8.9    5.3      1.9    1.5
 Interest  . . . . . . . .      21.7    6.8      16.8     7.1     23.9   12.2     33.0   19.6     20.9   16.0
 Other . . . . . . . . . .       2.5    0.8       1.6     0.7      1.0    0.5      0.7    0.4      0.4    0.3
                            --------  -----    ------   -----   ------  -----   ------  -----   ------  -----
     Total Revenues            318.1  100.0%    235.5   100.0%   196.0  100.0%   168.1  100.0%   130.6  100.0%
                            --------  -----    ------   -----   ------  -----   ------  -----   ------  -----

 Expenses:
 Compensation and benefits     167.5   52.6%    118.3    50.2%    92.3   47.1%    75.4   44.9%    59.8   45.7%
 Floor brokerage and
   clearing fees . . . . .      15.9    5.0      13.8     5.9     11.6    5.9     12.2    7.2     12.9    9.9
 Telecommunications and
   data processing
   services. . . . . . . .      19.0    6.0      17.1     7.3     16.0    8.2     13.8    8.2     12.1    9.3
 Interest  . . . . . . . .      17.5    5.5      13.3     5.6     15.9    8.1     23.8   14.2     12.7    9.7
 Occupancy and equipment
   rental  . . . . . . . .      12.8    4.0      12.1     5.1     12.8    6.5      7.8    4.6      6.6    5.1

 Other . . . . . . . . . .      38.1   12.0      27.3    11.6     29.5   15.1     22.9   13.6     19.6   15.0
                            --------  -----    ------   -----   ------  -----    -----  -----   ------  -----
     Total expenses  . . .     270.8   85.1     201.9    85.7    178.1   90.9    155.9   92.7    123.7   94.7
                            --------  -----    ------   -----   ------  -----    -----  -----   ------  -----
     Earnings before income
     taxes and cumulative
     effect of change in
     accounting principle       47.3   14.9      33.6    14.3     17.9    9.1     12.2    7.3      6.9    5.3
 Income taxes  . . . . . .      19.8    6.2      14.9     6.3      8.0    4.1      5.5    3.3      3.2    2.5
                            --------  -----    ------   -----   ------  -----    -----  -----   ------  -----
     Earnings before
     cumulative effect of
     change in accounting
     principle . . . . . .      27.5    8.7      18.7     8.0      9.9    5.0      6.7    4.0      3.7    2.8
 Cumulative effect on prior
 years of change on
 accounting principle  . .       1.4     .4        --      --       --     --       --     --       --     --
     Net earnings  . . . .  $   28.9    9.1%   $ 18.7     8.0%  $  9.9    5.0%   $ 6.7    4.0%  $  3.7    2.8%
                            ========  =====    ======   =====   ======  =====    =====  =====   ======   ====
 Earnings per share of
 common stock:
     Primary earnings per
     share -

     Earnings before
     cumulative effect
     of change in
     accounting
     principle . . . . . .  $   5.37           $ 3.82           $ 1.74           $ 1.11         $ 0.58

     Cumulative effect
     on prior years of
     change in accounting
     principle . . . . . .       .26               --               --               --             --
                            --------           ------           ------           ------         ------

          Net Earnings . .  $   5.63           $ 3.82           $ 1.74           $ 1.11         $ 0.58
                            ========           ======           ======           ======         ======
     Fully diluted:
     Earnings before
     cumulative
     effect of change in
     accounting
     principle . . . . . .  $   4.66           $ 3.08           $ 1.57           $ 1.10         $ 0.58





     Cumulative effect
     on prior years of
     change in accounting
     principle . . . . . .       .22               --               --               --             --
                            --------           ------           ------           ------         ------

          Net Earnings . .  $   4.88           $ 3.08           $ 1.57           $ 1.10         $ 0.58
                            ========           ======           ======           ======         ======
 SELECTED BALANCE SHEET
 DATA
 Total assets  . . . . . .   1,388.4            531.0           $529.0           $602.2         $343.4


 Subordinated debt . . . .      10.0             41.0             40.4             40.3           40.1
 Total stockholders' equity    144.6             96.6             78.1             86.4           80.9
 Book value per common
   share . . . . . . . . .  $  25.38           $20.84           $17.05          $ 14.53        $ 13.27

 INTEREST COVERAGE
 Ratio of Earnings
   to Fixed Charges(1) . .       3.2              2.9              1.9              1.5            1.5

- ------------------------
    (1) Earnings used in computing the Ratio of Earnings to Fixed Charges consist of earnings before income taxes plus fixed charges. Fixed Charges consist of interest expense (including amortization of deferred debt discount and financing costs) and the portion of rental expense that is representative of the interest factor.

                            RECENT FINANCIAL RESULTS

The following selected financial information of the Company and consolidated subsidiaries for the first quarter ended March 25, 1994, compared to the first quarter ended March 26, 1993, should be read in conjunction with the Company's Unaudited Consolidated Financial Statements, which are included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 25, 1994, which report is incorporated by reference herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and in such report.

     EARNINGS STATEMENT DATA                                                             FOR THE
                                                                                    THREE MONTHS ENDED
                                                                               -----------------------------
                                                                                  MARCH 25,        MARCH 26,
                                                                                   1994               1993
                                                                                 ----------        ---------
                                                                                     (Dollars in Millions,
                                                                                   Except Per Share Amounts)
     REVENUES:
         Commission  . . . . . . . . . . . . . . . . . . . . . . . . .               $ 39.7           $ 31.2
         Principal transactions  . . . . . . . . . . . . . . . . . . .                 17.7             25.6
         Corporate finance   . . . . . . . . . . . . . . . . . . . . .                  8.9              7.7
         Interest  . . . . . . . . . . . . . . . . . . . . . . . . . .                  8.3              3.5
         Other   . . . . . . . . . . . . . . . . . . . . . . . . . . .                  1.1               .4
                                                                                     ------          -------
                  Total Revenues . . . . . . . . . . . . . . . . . . .                 75.7             68.4
         Interest expense  . . . . . . . . . . . . . . . . . . . . . .                  6.5              2.9
                                                                                     ------          -------
         Revenues, net of interest expense   . . . . . . . . . . . . .                 69.2             65.5
                                                                                     ------          -------
     Non-interest expenses:
         Compensation and benefits   . . . . . . . . . . . . . . . . .                 36.6             36.6
         Floor brokerage and clearing fees   . . . . . . . . . . . . .                  4.4              3.6
         Telecommunications and data processing services   . . . . . .                  4.5              4.1
         Occupancy and equipment rental  . . . . . . . . . . . . . . .                  3.4              3.1
         Other   . . . . . . . . . . . . . . . . . . . . . . . . . . .                 10.1              6.8
                                                                                     ------          -------
                  Total non-interest expenses  . . . . . . . . . . . .                 59.0             54.2
                                                                                     ------          -------
                  Earnings before income taxes and cumulative effect of
                  change in accounting principle . . . . . . . . . . .                 10.2             11.3
         Income taxes  . . . . . . . . . . . . . . . . . . . . . . . .                  4.4              4.1
                                                                                     ------          -------
                  Earnings before cumulative effect of change
                  in accounting principle  . . . . . . . . . . . . . .                  5.8              7.2
         Cumulative effect on prior years of change in accounting
                  principle  . . . . . . . . . . . . . . . . . . . . .                 --                1.4
                                                                                    -------          -------
         Net earnings  . . . . . . . . . . . . . . . . . . . . . . . .              $   5.8          $   8.6
                                                                                    =======          =======

         Earnings per share of common stock:
                  Primary earnings per share -
                          Earnings before cumulative effect of change
                          in accounting principle  . . . . . . . . . .              $   .95          $  1.46
                          Cumulative effect on prior years of change
                          in accounting principle  . . . . . . . . . .                 --                .27
                                                                                    -------          -------
                          Net earnings   . . . . . . . . . . . . . . .              $   .95          $  1.73
                                                                                    =======          =======
                  Fully diluted earnings per share -
                          Earnings before cumulative effect of change
                          in accounting principle  . . . . . . . . . .              $   .95          $  1.20
                          Cumulative effect on prior years of change
                          in accounting principle  . . . . . . . . . .                 --                .21
                                                                                    -------          -------
                          Net earnings   . . . . . . . . . . . . . . .              $   .95          $  1.41
                                                                                    =======          =======

     EARNINGS STATEMENT DATA                                 FOR THE
                                                        THREE MONTHS ENDED
                                                   ---------------------------
                                                    MARCH 25,        MARCH 26,
                                                     1994               1993
                                                   ----------        ---------
                                                       (Dollars in Millions,
                                                      Except Per Share Amounts)
Weighted average shares of common stock:
         Primary  . . . . . . . . . . . . . . . .    6,051,000        4,971,000
         Fully diluted  . . . . . . . . . . . . .    6,075,000        6,367,000
SELECTED BALANCE SHEET DATA
         Total Assets . . . . . . . . . . . . . .   $  1,440.6        $   663.1
         Subordinated Debt  . . . . . . . . . . .         10.0             41.0
         Total Stockholders' Equity . . . . . . .        151.2            104.6
         Book Value per Common Share  . . . . . .   $    26.33        $   22.63

INTEREST COVERAGE
         Ratio of Earnings to Fixed Charges                2.3              3.9

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

The Company's principal activities, securities brokerage and the trading of and market-making in securities, are highly competitive and extremely volatile.

Total assets increased $857.4 million from $531.0 million at December 31, 1992, to $1,388.4 million at December 31, 1993. The increase is mostly due to an increase in receivables from brokers and dealers related to stock borrow balances. The increased stock borrow balances are a result of an increase in payable to customers and payable to brokers and dealers (related to stock loan).

Total liabilities increased $840.4 million from $393.5 million at December 31, 1992, to $1,233.9 million at December 31, 1993. The increase is mostly due to the before-mentioned increases in payable to customers and payable to brokers and dealers. In addition, accrued expenses and other liabilities increased $45.9 million to $92.8 million in 1993 due to bonuses, accruals related to deferred compensation and accrued federal and state taxes.

The earnings of the Company are subject to wide fluctuations since many factors over which the Company has little or no control, particularly the overall volume of trading and the volatility and general level of market prices, may significantly affect its operations. The following provides a summary of revenues by source for the past three years.


                                                           YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------
                                             1993                     1992                    1991
                                    ---------------------------------------------------------------------
                                               % OF TOTAL              % OF TOTAL              % OF TOTAL
                                      AMOUNT    REVENUES      AMOUNT    REVENUES      AMOUNT    REVENUES
                                    ---------------------------------------------------------------------
                                                           (DOLLARS IN THOUSANDS)
 Commissions and principal
 transactions:
   Equity Division:
      Listed                         $ 71,888      22%       $ 63,776       27%      $ 58,571     30%
      Over-The-Counter                 41,477      13          34,125       15         23,579     12
      International                     8,613       3           7,934        3          8,056      4
      Other                             2,313       1           2,320        1          2,098      1
                                     --------     ---        --------      ---       --------    ---
          Sub-total                   124,291      39         108,155       46         92,304     47
                                     --------     ---        --------      ---       --------    ---
   Investment Technology               47,450      15          28,763       12         14,255      7
   Convertible                          6,995       2           6,695        3          5,242      3
   International Convertible           15,154       4          14,575        6          7,367      4
   Taxable Fixed Income                24,928       8          33,445       14         32,107     16
   Arbitrage                            3,182       1           1,502        1          4,209      2
   Other Trading                         (506)      0             (15)       0         (1,173)     0
                                     --------     ---        --------      ---       --------    ---
          Total                       221,494      69         193,120       82        154,311     79
                                     --------     ---        --------      ---       --------    ---
 Corporate Finance                     72,442      23          23,888       10         16,745      9
 Interest                              21,693       7          16,801        7         23,939     12
 Other                                  2,512       1           1,632        1            955      0
                                     --------     ---        --------      ---       --------    ---
          Total revenues             $318,141     100%       $235,441      100%      $195,950    100%
                                     ========     ===        ========      ===       ========    ===

FIRST QUARTER 1994 VERSUS FIRST QUARTER 1993

Revenues, net of interest expense, increased $3.7 million, or 6%, in the first quarter of 1994 compared to the same prior year period. The increase was due primarily to an $8.4 million, or 27%, increase in commissions, a $1.2 million, or 16%, increase in corporate finance, a $1.2 million increase in net interest income (interest revenues less interest expense) and a $789,000 increase in other revenues. These increases were partially offset by a $7.9 million, or 31%, decrease in principal transactions. Commission revenues increased mostly due to higher commission revenues in the Equity Division and the Investment Technology Group. Corporate finance revenues increased due to an increase in underwriting fees. Net interest income increased as the $4.8 million increase in interest revenues exceeded the $3.6 million increase in interest expense. Interest revenues increased due to interest on higher stock borrow and customer margin balances. The related increases in interest on stock loan and customer short balances only partially offset the higher interest revenues. Partially offsetting the increase in interest expense was the elimination of interest on the Company's convertible debt securities, which were converted into shares of the Company's Common Stock in late 1993. Other revenues increased due mostly to foreign currency transaction gains. Revenues from principal transactions declined primarily due to decreased Taxable Fixed Income Division trading revenues.

Total non-interest expenses increased $4.8 million, or 9%, in the first quarter of 1994 compared to the same prior year period. Other expenses increased $3.3 million, or 48%, primarily due to higher trade volume and business expansion and includes increased expenses in soft dollar, marketing, research, software royalties, reserves and corporate finance finder fees. Floor brokerage and clearing fees increased $773,000, or 21%, due to increased volumes of business executed on the various exchanges. Telecommunications and data processing services increased $413,000, or 10%, due to higher trade volume and business expansion. Occupancy and equipment rental increased $305,000, or 10%, due to business expansion. Compensation and benefits remained relatively unchanged from last year. An increase in commissions paid and salaries was offset by a decrease in profitability based compensation.

As a result of the above, earnings before income taxes and cumulative effect of change in accounting principle were down $1.0 million, or 9%.

Earnings before cumulative effect of change in accounting principle were down 20% to $5.8 million, as compared to $7.3 million in the 1993 period. The effective tax rate was approximately 43% in the first quarter of 1994 compared to approximately 36% in the 1993 period. The 1993 quarter included a $1.1 million adjustment of prior years' estimated tax liabilities to actual which resulted in a lower tax rate for 1993.

The cumulative effect of the change in accounting for income taxes required by Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" ("SFAS 109") was a $1.4 million benefit in 1993. This increased 1993's net earnings to $8.6 million.

Primary earnings per share were $.95 in the first quarter of 1994 on 6,051,000 shares compared to $1.73 in the 1993 period on 4,971,000 shares. Primary shares increased largely due to the conversion, late in 1993, of $29,731,000 aggregate principal amount of 8 1/2% Convertible Subordinated Debentures and $1,690,000 aggregate principal amount of 7% Convertible Subordinated Notes into an aggregate of 1,366,092 shares of the Company's Common Stock. Fully diluted earnings per share were $.95 in the first quarter of 1994 on 6,075,000 shares compared to $1.41 in the 1993 period on 6,367,000 shares. The cumulative effect of the change in accounting principle increased 1993's earnings per share for the first quarter by $.27 on primary shares and $.21 on fully diluted shares.

1993 COMPARED TO 1992

Total revenues for 1993 increased $82.7 million, or 35%, as compared to 1992. The increase was primarily due to a $48.6 million, or 203%, increase in corporate finance activity and a $18.7 million, or 65%, increase in ITG activity. Commission revenues increased $31.4 million, or 29%, interest revenues increased $4.9 million, or 29%, and other revenues increased $880,000, or 54%, while principal transactions decreased $3.0 million, or 3%. The increase in corporate finance was due to increased activity in underwriting, private placement and financial advisory fees, including approximately $16 million in fees from one underwriting transaction. The increase in commissions was mostly attributable to increases in transactions conducted through POSIT((R)) and QuantEX((R)), two of the Company's investment technology products. Interest revenues increased primarily due to an increase in stock borrow balances. The increase in other revenues was mostly due to income related to the termination of an office lease and foreign currency transaction gains. Principal trading decreased mostly due to a reduction in trading gains of the Taxable Fixed Income Division partially offset by the improved performance of the Company's Over-The-Counter Division.

Total expenses for 1993 increased $69.0 million, or 34%, as compared to 1992. The increase in total expenses was due to an increase of $49.3 million, or 42%, in compensation and benefits, an increase of $10.8 million, or 40%, in other expense, an increase of $4.2 million, or 32%, in interest expense, an increase of $2.1 million, or 15%, in floor brokerage and clearing fees, and an increase of $2.0 million, or 12%, in telecommunications and data processing services. Compensation and benefits increased mostly due to an increase in profitability-based compensation (including a $4 million increase in expense related to ITG's performance share plan). Other expense increased mostly due to increases in four items; travel and entertainment expenses, soft dollar expenses, research and consulting and royalties related to POSIT((R)) revenues. These four items not only represent the majority of the increase from 1992 to 1993, but these items also represent the majority of other expense. Interest expense increased due to increases in customer credit balances and stock loan balances related to the increase in stock borrow balances. Floor brokerage and clearing fees increased due to increased volumes of business executed on the various exchanges. Telecommunications and data processing services increased due to an increase in the number of offices. Occupancy and equipment rental expenses remained relatively unchanged as compared to the 1992 period.

As a result of the above, earnings before income taxes and cumulative effect of change in accounting principle increased from $33.7 million in 1992 to $47.3 million in 1993. The $13.7 million increase was chiefly due to the increase in revenues from corporate finance activity and investment technology commissions.

Earnings before cumulative effect of change in accounting principle were up 47% to $27.6 million, as compared to $18.7 million in the 1992 period. The effective tax rate was approximately 42% for 1993 compared to 44% for the 1992 period. An adjustment of prior years' estimated tax liabilities, to actual, resulted in the lower tax rate for the 1993 period.

The cumulative effect of the change in accounting for income taxes required by SFAS 109, was a $1.4 million benefit. This increased net earnings to $28.9 million, which represents an increase of $10.2 million, or 55%, over the 1993 period.

Primary earnings per share were $5.63 on 5.1 million shares in 1993 compared to $3.82 on 4.9 million shares in 1992. Fully diluted earnings per share were $4.88 on 6.2 million shares in 1993 compared to $3.08 on 6.7 million shares in 1992. The cumulative effect of the change in accounting principle increased earnings per share in 1993 by $.26 on primary shares and $.22 on fully diluted shares.

1992 Compared to 1991

Total revenues for 1992 increased $39.5 million, or 20%, as compared to 1991. The increase was primarily due to a $22.4 million, or 27%, increase in commission revenues. Principal transactions increased $16.4 million, or 23%, and corporate finance increased $7.1 million, or 43%, while interest revenues decreased $7.1 million, or 30%. The increase in commissions was across the board with notable increases in POSIT((R)) and QuantEX((R)), the Company's computerized investment technology products. The increase in principal trading was mostly due to the Company's Over-The-Counter and International Convertible Departments. The increase in corporate finance resulted primarily from participation in a greater number of transactions. The decrease in interest revenues was due primarily to a decrease in interest rates, although customer margin debit balances also decreased.

Total expenses for 1992 increased $23.7 million, or 13%, as compared to 1991. The increase in total expenses was due to an increase of $26.0 million, or 28%, in compensation and benefits, an increase of $2.2 million, or 19%, in floor brokerage and clearing fees, and an increase of $1.0 million, or 6%, in telecommunications and data processing services. These were partially offset by a decrease of $2.7 million, or 17%, in interest expense, a decrease of $2.2 million, or 7%, in other expense, and a decrease of $641,000, or 5%, in occupancy and equipment rental. Compensation and benefits increased mostly due to profitability-based compensation. In connection with the acquisition of Integrated Analytics Corporation ("IAC") in 1991, the Company hired certain employees of IAC. Several of these employees participated in a performance share plan consisting of a phantom equity interest in ITG as determined by a formula based primarily on ITG earnings and vesting requirements. The Company expensed approximately $3.6 million under this plan in 1992. Additionally, the increase in compensation and benefits related to increased commission revenues and increased headcount. Floor brokerage and clearing fees increased primarily because of increased volumes of business executed on the various exchanges. Telecommunications and data processing services increased due to increased trade volume and ongoing system development. Interest expense decreased due to lower interest rates. Other expense decreased mostly due to a reduction in bad debt and legal expenses. Occupancy and equipment rental decreased primarily due to a reduction in moving related expenses.

As a result of the above, earnings before income taxes increased from $17.8 million in 1991 to $33.7 million in 1992. The $15.8 million increase in earnings was chiefly due to the increase in revenues from commissions and principal transactions.

Net earnings were $18.7 million, an increase of $8.9 million, or 90%, compared to 1991. The effective tax rate was 44.4% in 1992 and 44.7% in 1991.

Primary earnings per share were $3.82 on 4.9 million shares in 1992 compared to $1.74 on 5.7 million shares in 1991. Fully diluted earnings per share were $3.08 on 6.7 million shares in 1992 compared to $1.57 on 7.5 million shares in 1991.

LIQUITY AND CAPITAL RESOURCES

A substantial portion of the Company's assets are liquid, consisting of cash or assets readily convertible into cash. The majority of securities positions (both long and short) in the Company's trading accounts are readily marketable and actively traded. Receivables from brokers and dealers are primarily current open transactions or securities borrowed transactions which can be settled or closed out within a few days. Receivables from customers, officers and directors include margin balances and amounts due on uncompleted transactions. Most of the Company's receivables are secured by marketable securities.

The Company's assets are financed by equity capital, subordinated debt, customer free credit balances, bank loans and other payables. Bank loans represent secured and unsecured short-term borrowings (usually overnight) which are generally payable on demand. Secured bank loans are collateralized by a combination of customer, noncustomer and firm securities. The Company has always been able to obtain necessary short-term borrowings in the past and believes that it will continue to be able to do so in the future.
Additionally, the Company has letters of credit outstanding which are used in the normal course of business to satisfy various collateral requirements in lieu of depositing cash or securities.

The Company's broker-dealer subsidiaries are subject to the net capital requirements of the Commission, the National Association of Securities Dealers, Inc. ("NASD"), the Boston Stock Exchange ("BSE"), and the Pacific Stock Exchange ("PSE"), which are designed to measure the general financial soundness and liquidity of broker-dealers. The Company's broker-dealer subsidiaries consistently have operated in excess of the minimum requirements. At December 31, 1993, JEFCO had regulatory net capital, after adjustments as required by the Commission's Uniform Net Capital Rule, of $76.0 million, which exceeded the minimum net capital requirements by $66.8 million. At December 31, 1993, ITG had regulatory net capital, after adjustments as required by the Commission's Uniform Net Capital Rule, of $1.9 million, which exceeded the minimum net capital requirements by $1.7 million. At December 31, 1993, W & D had regulatory net capital, after adjustments as required by the Commission's Uniform Net Capital Rule, of $821,000, which exceeded the minimum net capital requirements by $671,000. JEFCO, ITG and W & D use the alternative method of calculating their regulatory net capital.

In 1992, the Company repurchased 479,339 shares of its Common Stock at prices ranging from $14.375 to $19. Also in 1992, the Company exchanged $10.7 million of new subordinated 8 7/8% non-convertible notes, due 1997, for $10.7 million face amount of its 7% Convertible Subordinated Notes due 2010, which were convertible into 466,521 shares of the Company's Common Stock. The new subordinated 8 7/8% non-convertible notes provide for mandatory redemption in 1995 and 1996 of one-third of the principal face amount, respectively.
Although the exchange did not reduce the number of primary shares outstanding, it reduced the Company's fully diluted shares outstanding by approximately 7%.

In October 1993, the Company called for redemption all of its 8 1/2% Convertible Subordinated Debentures and all of its 7% Convertible Subordinated Notes. Holders of $29,731,000 aggregate principal amount of 8 1/2% Convertible Subordinated Debentures and $1,690,000 aggregate principal amount of 7% Convertible Subordinated Notes elected to convert their securities into an aggregate of 1,366,092 shares of the Company's Common Stock. Also in 1993, the Company repurchased 351,837 shares of its Common Stock at prices ranging from $23.375 to $36.50. During the first quarter of 1994, the Company repurchased 35,925 shares of its common stock versus repurchases of 15,000 shares for the comparable 1993 period.

The repurchased shares of Common Stock are presently being held as treasury shares.

EFFECTS OF INFLATION

Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. Increases in the Company's expenses, such as employee compensation, rent and communications, due to inflation may not be readily recoverable in the prices of services offered by the Company.
In addition, to the extent that inflation results in rising interest rates and has other adverse effects on securities markets and on the value of securities held in the inventory, it may adversely affect the Company's financial position and results of operations.

EFFECTS OF CHANGES IN FOREIGN CURRENCY RATES

The Company maintains a foreign securities business in its foreign offices (London and Hong Kong) as well as in some of its domestic offices. Most of these activities are hedged by related foreign currency liabilities or by forward exchange contracts. However, the Company is still subject to some foreign currency risk. A change in the foreign currency rates could create either a foreign currency transaction gain/loss (recorded in the Company's Consolidated Statement of Earnings) or a foreign currency translation adjustment to the Stockholders' Equity section of the Company's Consolidated Statement of Financial Condition.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

The Old Notes were sold by the Company on April 28, 1994 to the Purchasers, pursuant to the Purchase Agreement. The Purchasers are accredited investors, as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act. As a condition to the Purchase Agreement, the Company and the Purchasers entered into the Registration Rights Agreement on April 28, 1994. Pursuant to the Registration Rights Agreement, the Company agreed to (i) file with the Commission a registration statement under the Securities Act with respect to the New Notes within 90 days after the date of the original issuance of the Old Notes (the "Issue Date"), (ii) use its best efforts to cause the Registration Statement covering the Exchange Offer to become effective under the Securities Act within 180 days after the Issue Date, and (iii) use its best efforts to consummate the Exchange Offer within 45 days after the Registration Statement covering the Exchange Offer is declared effective. The Registration Statement of which this Prospectus is a part is intended to satisfy such obligations of the Company under the Registration Rights Agreement. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

TERMS OF THE EXCHANGE OFFER

The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of the outstanding Old Notes. New Notes will be issued only in integral multiples of $1,000 to each tendering Eligible Holder whose Old Notes are accepted in the Exchange Offer. The Company will accept any Old Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. Old Notes that are not accepted for exchange will be returned as promptly as practicable after the Expiration Date. Eligible Holders may tender all or a portion of the Old Notes pursuant to the Exchange Offer.

The form and terms of the New Notes under the Indenture will be identical in all material respects to the form and terms of the Old Notes. The New Notes evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture governing the Old Notes. The New Notes will bear interest from their date of issuance at the same rate and upon the same terms as the Old Notes. See "Description of the Notes." Accrued and unpaid interest on the Old Notes accepted for exchange for the period to but not including the date of issuance of the New Notes (the "Exchange Date") will be paid to the registered Holders of New Notes on the first interest payment date of the New Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued on and after the Exchange Date.


As of the Date of this Prospectus, $50,000,000 aggregate principal amount of the Old Notes are outstanding and there are two registered
Holders thereof. Solely for reasons of administration (and for no other purpose) the Company has fixed the close of business of July 19, 1994, as the record date (the "Record Date") for the Exchange Offer for purposes of determining the person to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder may participate in the Exchange Offer. There will be no fixed record date for determining registered Holders of Old Notes entitled to participate in the Exchange Offer.


Eligible Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Notes for the purposes of receiving the New Notes from the Company.

If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

Tendering Eligible Holders will not be required to pay broker commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes for New Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain taxes which may be levied in the event of any transfer of ownership, in connection with the Exchange Offer. See "Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
August 18, 1994, or, at the Company's option, such earlier date upon which 100% of the Old Notes shall have been validly tendered pursuant to the Exchange Offer and not withdrawn, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 10:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) to terminate the Exchange Offer if it is determined that the Exchange Offer does not meet the conditions set forth in "Certain Conditions of the Exchange Offer" below, in each case by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination, or amendment will be followed promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

Without limiting the manner in which the Company may choose to make a public announcement of the delay, extension, termination, or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NOTES

The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will be entitled to receive, in cash, accrued and unpaid interest thereon to, but not including, the date of issuance of the New Notes and will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from and after the date of issuance of the New Notes. Such accrued and unpaid interest on the Old Notes will be paid to registered Holders of the New Notes with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes.

The New Notes bear interest (as do the Old Notes) at a rate equal to 8 7/8% per annum. Interest on the New Notes is payable on each May 1 and November 1, commencing on November 1, 1994.

PROCEDURES FOR TENDERING OLD NOTES

The tender by an Eligible Holder as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Eligible Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, an Eligible Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (i) certificates for such Old Notes must be received by the Exchange Agent, together with the Letter of Transmittal; (ii) a Book-Entry Confirmation, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent; or (iii) the Holder must comply with the guaranteed delivery procedures described below.
THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereof are tendered (i) by a registered Holder of the Old Notes who has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the NASD, a commercial bank or trust company having an office or correspondent in the United States or is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must either (i) be endorsed by the registered Holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder, with the signature thereon guaranteed by an Eligible Institution along with any other documents required upon transfer. The term "registered Holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the registrar for the Old Notes.

Tenders may be made only in principal amounts of $1,000 and integral multiples thereof. Subject to the foregoing, Eligible Holders may tender less than the aggregate principal amount represented by the Old Notes deposited with the Exchange Agent provided they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole, reasonable discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to reject any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

Any Beneficial Owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

Each Eligible Holder accepting the Exchange Offer is required to make the representations to the Company described under "Resales of the New Notes" below.

BOOK ENTRY TRANSFER

The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's system may make book-entry delivery of Old Notes by causing the Depository to transfer such Old Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

If a registered Holder of Old Notes desires to tender such Old Notes and such Old Notes are not immediately available, or if time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent on or prior to the Expiration Date, or if the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date, a tender may be effected if (i) the tender is made by or through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes, the certificate number or numbers of any Old Notes which will not be tendered by book-entry transfer, and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

Except as set forth under "Certain Conditions of the Exchange Offer" below, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Depository, a properly completed and duly executed Letter of Transmittal, and all other required documents; provided, however, that the Company has given oral or written notice thereof to the Exchange Agent, and provided further that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Eligible Holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Eligible Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

Tenders of the Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at its address set forth under "Exchange Agent" below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn, (ii) identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (iii) if certificates for Old Notes were tendered, specify the name in which such Old Notes were registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Depository to be credited with the withdrawn Old Notes, and otherwise comply with the procedures of the Depository. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company in its sole, reasonable discretion, which determination shall be final and binding on all parties. The Old Notes so withdrawn, if any, will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes that have been tendered for exchange but which are withdrawn will be returned to the Eligible Holder thereof without cost to such Eligible Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue the New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if, prior to the exchange of the New Notes for the Old Notes, the Company determines, in its sole discretion, that (i) there has been a commencement of any action, legal or governmental, with respect to the Exchange Offer or which the Company reasonably determines would make it inadvisable to proceed with the Exchange Offer, (ii) there has been a banking moratorium or similar event or international calamity involving the United States, (iii) there has been a change in the business or prospects of the Company that may have a material adverse effect on the Company, or (iv) the Exchange Offer violates any applicable law. If the Company makes any of the foregoing determinations, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders or (ii) extend the Exchange Offer, retain all Old Notes tendered prior to the Expiration Date, and use reasonable efforts to satisfy any such condition, subject, however, to the rights of Eligible Holders to withdraw such Old Notes (see "Withdrawal Rights" above). In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture (the "Trust Indenture Act").

Holders of Old Notes may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, notwithstanding any nonfulfillment of the above conditions. Such conditions are not intended to modify such rights and remedies in any respect.

TERMINATION OF CERTAIN RIGHTS

Eligible Holders of the Old Notes to whom this Exchange Offer is made have certain rights under the Registration Rights Agreement and Purchase Agreement that will terminate upon the consummation of the Exchange Offer, which rights include, without limitation, (a) the right to require the Company (i) to file with the Commission the Exchange Offer Registration Statement under the Securities Act within 90 days following the Issue Date; (ii) to use its best efforts to cause such Registration Statement to become effective under the Securities Act within 180 days after the Issue Date; (iii) to consummate the Exchange Offer within 45 days after the Registration Statement covering the Exchange Offer is declared effective; and (iv) if certain events described in the Registration Rights Agreement occur (x) to file a Shelf Registration Statement covering resales of the Old Notes, (y) to use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (z) to keep such Shelf Registration Statement effective for the period described in the Registration Rights Agreement; and (b) the right to receive liquidated damages from the Company under certain circumstances described in the Registration Rights Agreement.

EXCHANGE AGENT

All tendered Old Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent at one of the addresses set forth below. In addition, any questions and requests for assistance and requests for additional copies of this Prospectus, the Letter of Transmittal, and other related documents should be addressed to the Exchange Agent:


If by overnight carrier or by hand:   If by registered or certified mail:       If by Facsimile:

The Bank of New York                  The Bank of New York                      (212) 571-3080
101 Barclay Street                    101 Barclay Street - 7E
Corporate Trust Services Window       New York, New York 10286                  Confirm by telephone:
Ground Level                          Attn:  Reorganization Section
New York, New York 10286                                                        (212) 815-2742
Attention: Reorganization Section


DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of the Company and its affiliates. The Company has not retained any dealer-manager in connection with the Exchange Offer. The Company, however, will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding this Prospectus and the related Exchange Offer documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company also will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated to be approximately $100,000. Such expenses include fees and expenses of the Exchange Agent, accounting and legal fees, filing fees and printing costs.


The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the Exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

With respect to resales of New Notes, based on an interpretation by the Staff of the Commission set forth in no-action letters issued to third parties, the Company believes that an Eligible Holder (other than (i) an affiliate of the Company within the meaning of Rule 405 under the Securities Act or (ii) a broker-dealer, except as provided below) who exchanges Old Notes for New Notes in the ordinary course of its business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any Eligible Holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such Eligible Holder cannot rely on the position of the Staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

As contemplated by the above no-action letters and the Registration Rights Agreement, each Holder of Old Notes accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) any New Notes are to be acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is such Holder, (ii) neither the Holder of such Old Notes nor any such other person receiving such New Notes is participating, intends to participate, or has any arrangement or understanding with any person to participate, in the distribution of the New Notes, and (iii) except as otherwise disclosed, neither the Holder of such Old Notes nor any such other person is an affiliate of the Company within the meaning of Rule 405 under the Securities Act. Further, each Holder of Old Notes accepting the Exchange Offer must acknowledge that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes and cannot rely on the no-action letters discussed above.


Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, for a period of 90 days after the Expiration Date. The Company will make this Prospectus available to any broker-dealer, at no charge, for use in connection with any such resale for a period of 90 days after the Expiration Date. See "Plan of Distribution."


CONSEQUENCES OF FAILURE TO EXCHANGE

Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act or any state securities laws.

                                    BUSINESS

Jefferies Group, Inc. is a holding company which, through its four primary subsidiaries, Jefferies & Company, Inc., Investment Technology Group, Inc., Jefferies International Limited and Jefferies Pacific Limited, is engaged in securities brokerage and trading, corporate finance and other financial services. The term "Company" refers, unless the context requires otherwise, to the Company, its subsidiaries, predecessor entities, and W & D Securities, Inc. The Company was originally incorporated in 1973 as a holding company for JEFCO and was reincorporated in Delaware on August 10, 1983. The Company and its various subsidiaries maintain offices in Los Angeles, New York, Short Hills, Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, San Francisco, Stamford, London and Hong Kong.

As of December 31, 1993, the Company and its subsidiaries had 610 full-time employees, including 339 representatives registered with the NASD. The Company's executive offices are located at 11100 Santa Monica Boulevard, Los Angeles, California 90025, and its telephone number is (310) 445-1199.

JEFFERIES & COMPANY, INC.

Jefferies & Company, Inc. ("JEFCO") was founded in 1962 and is engaged in equity, convertible debt and taxable fixed income securities brokerage and trading and corporate finance. JEFCO is one of the leading national firms engaged in the distribution and trading of blocks of equity securities and conducts such activities primarily in the "third market." The term "third market" refers to transactions in listed equity securities effected away from national securities exchanges. JEFCO's revenues are derived primarily from commission revenues and market-making or trading as principal in equity, taxable fixed income and convertible securities with or on behalf of institutional investors, with the balance generated by corporate finance and other activities.

INVESTMENT TECHNOLOGY GROUP, INC.

Investment Technology Group, Inc. ("ITG Holding") is a publicly traded corpo-ration of which the Company owns 80.2% of the outstanding shares of common stock. ITG Holding, through its wholly owned broker-dealer subsidiary ITG Inc. ("ITG"), is a leading provider of automated securities trade execution and analysis services to institutional equity investors. ITG's two principal ser-vices are POSIT((R)), the largest automated stock crossing system operated dur-ing trading hours, and QuantEX((R)), a proprietary decision support system with integrated trade analysis, routing and management capabilities. These services employ proprietary software to enhance customers' trading efficiencies, access to market liquidity and portfolio analysis capabilities. To supplement ITG's POSIT((R)) and QuantEX((R)) services, ITG's ISIS service uses a database of securities, price and liquidity information to provide enhanced decision sup-port in all aspects of its customers' trade execution and analysis activities.

POSIT((R)), which is accessed through direct computer links or by communicating with ITG's trading desk, allows customers to place confidential buy and sell orders on approximately 7,000 different equity securities and portfolios of equity securities. POSIT((R)) analyzes these buy and sell orders and determines the maximum number of securities which may be matched or "crossed" among participants. After determining the optimal cross, POSIT((R)) executes trades at the midpoint of the primary market best bid and offer for each security at the time of the cross. Participants using direct computer links are automatically notified of completed crosses. ITG currently offers three scheduled daily crosses and can also accommodate additional crosses in response to customer demand. The system operates on a confidential basis, allowing customers to trade large blocks of equity securities at reduced transaction fees while minimizing the price impact of the trade. ITG derives revenue by collecting transaction fees on each share which is crossed through the system.

Average daily share volume on POSIT((R)) has grown from approximately 288,000 shares in 1988 to approximately 6.3 million shares in 1993. During the last quarter of 1993, average daily share volume was approximately 8.3 million shares. In addition to its traditional customer base of quantitative and passive investors, POSIT((R)) has recently begun to serve fundamental institutional investors, broker-dealers and international institutional investors. The system is currently used by approximately 200 customers, including corporate and government pension plans, insurance companies, bank trust departments, investment advisors and mutual funds.

QuantEX((R)) is a proprietary trade execution and analysis system that operates on Sun Microsystems workstations provided to customers by ITG. The integrated trade analysis, routing and management capabilities of QuantEX((R)) provide valuable support to investment managers in the development and implementation of portfolio trading strategies and allow equity traders to organize, process and manage large trading lists. The automation of these functions enables users to analyze and trade large portfolios of securities faster and more effectively than by other traditional means. QuantEX((R)) allows an investment manager to develop a series of rules based upon the manager's strategy for trading equity securities and applies these rules to a continuous flow of current market information in order to generate real-time decision support. Through its direct routing capabilities, QuantEX((R)) also allows investment managers and equity traders to route orders to POSIT((R)), major national and regional stock exchanges, OTC market makers, ITG's trading desk or selected broker-dealers, including JEFCO. QuantEX((R))'s trade management function automatically tracks and summarizes trades routed through QuantEX((R)). ITG generally derives revenue by collecting a transaction fee on each share which is routed for trading through QuantEX((R)).

JEFFERIES INTERNATIONAL LIMITED AND JEFFERIES PACIFIC LIMITED

Jefferies International Limited ("JIL"), a broker-dealer subsidiary of the Company, was incorporated in 1986 in England. JIL is a member of The International Stock Exchange and The Securities and Futures Authority. JIL introduces customers trading in U.S. securities to JEFCO and also trades as a broker-dealer in international equity and convertible securities and ADRs.

Jefferies Pacific Limited ("JPL"), a broker subsidiary of the Company, was. incorporated in 1992 in Hong Kong. JPL presently introduces foreign customers trading in U.S. securities to JEFCO. JPL commenced operations in 1993 and has not yet generated material revenues.

W & D SECURITIES, INC.

W & D Securities, Inc. ("W & D") provides execution services primarily on the NYSE and other exchanges to JEFCO and ITG. In order to comply with regulatory requirements of the New York Stock Exchange ("NYSE") that generally prohibit NYSE members and their affiliates from executing, as principal and, in certain cases, as agent, transactions in NYSE-listed securities off the NYSE, the Company gave up its formal legal control of W & D, effective January 1, 1983, by exchanging all of the W & D common stock owned by it for non-voting preferred stock of W & D. The common stock of W & D is presently held by an officer of W & D who has agreed with the Company that, at the option of the Company, he will sell such stock to the Company for nominal consideration. In the event that the Company were to regain ownership of such common stock, the Company believes that the NYSE would assert that W & D would be in violation of the NYSE's rules unless similar arrangements satisfactory to the NYSE were made with respect to the ownership of the common stock.

While the NYSE has generally approved the above arrangements, there can be no assurance that it will not raise objections in the future. In light of these arrangements and the high proportion of the equity of W & D represented by the non-voting preferred stock held by the Company, W & D is consolidated as a subsidiary of the Company for financial purposes. The Company believes that it can make satisfactory alternative arrangements for executing transactions in listed securities on the NYSE if it were precluded from doing so through W & D.

COMMISSION BUSINESS

A substantial portion of the Company's revenues is derived from customer commissions on brokerage transactions in equity (primarily listed) and debt securities for domestic and international investors such as investment advisors, banks, mutual funds, insurance companies and pension and profit sharing plans. Such investors normally purchase and sell securities in block transactions, the execution of which requires special marketing and trading expertise. The Company is one of the leading national firms in the execution of equity block transactions, and believes that its institutional customers are attracted by the quality of the Company's execution (with respect to considerations of quantity, timing and price) and its competitive commission rates, which are negotiated on the basis of market conditions, the size of the particular transaction and other factors. In addition to domestic equity securities, the Company executes transactions in taxable fixed income securities, domestic and international convertible securities, international equity securities, ADRs, options, preferred stocks, financial futures and other similar products.

Most of the Company's equity account executives are electronically interconnected through a system permitting simultaneous verbal and graphic communication of trading and order information by all participants. The Company believes that its execution capability is significantly enhanced by this system, which permits its account executives to respond to each other and to negotiate order indications directly with customers rather than through a separate trading department.

PRINCIPAL TRANSACTIONS

In the regular course of business, the Company takes securities positions as a market-maker to facilitate customer transactions and for investment purposes. In making markets and when trading for its own account, the Company exposes its own capital to the risk of fluctuations in market value. Trading profits (or losses) depend primarily upon the skills of the employees engaged in market-making and position taking, the amount of capital allocated to positions in securities and the general trend of prices in the securities markets.

The Company monitors its risk by maintaining its securities positions at or below certain pre-established levels. These levels reduce certain opportunities to realize profits in the event that the value of such securities increases. However, they also reduce the risk of loss in the event of a decrease in such value and result in controlled interest costs incurred on funds provided to maintain such positions.

Equities. The Equities Division makes markets in over 400 over-the-counter equity and ADR securities, operates six specialist posts on the PSE and two specialist posts on the BSE, and trades securities for its own account, as well as to accommodate customer transactions.

Taxable Fixed Income. The Taxable Fixed Income Division trades high grade and non-investment grade public and private debt securities. The Division specializes in trading and making markets in over 300 unrated or less than investment grade corporate debt securities and accounts for these positions at market value. At December 31, 1993, the aggregate long and short market value of these positions was $34.1 million and $5.2 million, respectively. Risk of loss upon default by the borrower is significantly greater with respect to unrated or less than investment grade corporate debt securities than with other corporate debt securities. These securities are generally unsecured and are often subordinated to other creditors of the issuer. These issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. There is a limited market for some of these securities and market quotes are generally available from a small number of dealers.

Convertible Securities and Warrants. The Company also trades domestic and international convertible securities and warrants and assists corporate and institutional clients in identifying attractive investments in these securities and warrants.

Arbitrage. The Company engages in arbitrage for its own account. The Company currently conducts arbitrage activities through a relationship with an independent management firm pursuant to which the Company delegates to the manager investment decisions involving the purchase and/or sale of securities in one of the Company's proprietary trading accounts. The manager receives a fee equal to a percentage of the profits in the account after a deduction of all costs, expenses, commissions and interest charges applicable to the trading activity in the account. The Company also engages in international arbitrage involving securities listed or traded in both domestic and foreign markets. In addition, the Company has invested in a limited partnership which conducts arbitrage activity.

CORPORATE FINANCE

JEFCO's Corporate Finance Department offers corporations a full range of advisory as well as debt and equity financing services which include private placements and public offerings of debt and equity securities, debt refinancings, recapitalizations, mergers and acquisitions advice, exclusive sales advice, structured financings and securitizations, consent and waiver solicitations, and company and bondholder representations in corporate restructurings.

Investment banking activity involves both economic and regulatory risks. An underwriter may incur losses if it is unable to sell the securities it is committed to purchase or if it is forced to liquidate its commitments at less than the agreed-upon purchase price. In addition, under the Securities Act and other laws and court decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for material misstatements or omissions in prospectuses and other communications with respect to underwritten offerings. Further, underwriting commitments constitute a charge against net capital and the Company's underwriting commitments may be limited by the requirement that it must, at all times, be in compliance with the Uniform Net Capital Rule 15c3-1 of the Commission.

The Company intends to continue to pursue opportunities for its corporate customers which may require it to finance and/or underwrite the issuance of securities. Under circumstances where the Company is required to act as an underwriter or to trade on a proprietary basis with its customers, the Company may assume greater risk than would normally be assumed in certain other principal transactions.

INTEREST

The Company earns interest on its securities portfolio and on its operating and segregated balances. The Company also derives net interest income in connection with its stock borrow/stock loan and margin lending activities.

Stock Borrow/Stock Loan. In connection with both its trading and brokerage activities, the Company borrows securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date, and lends securities to other brokers, and dealers for similar purposes. The Company also has a stock borrow versus stock loan business with other brokers. From this activity, the Company derives interest revenues and interest expenses.

Margin Lending. Customers' transactions are executed on either a cash or margin basis. In a margin transaction, the Company extends credit to the customer, collateralized by securities and cash in the customer's account, for a portion of the purchase price, and receives income from interest charged on such extensions of credit.

In permitting a customer to purchase securities on margin, the Company is subject to the risk that a market decline could reduce the value of its collateral below the amount of the customer's indebtedness and that the customer might otherwise be unable to repay the indebtedness.

In addition to monitoring the creditworthiness of its customers, the Company also considers the trading liquidity and volatility of the securities it accepts as collateral for its margin loans. Trading liquidity and volatility may be dependent, in part, upon the market on which the security is traded, the number of outstanding shares of the issuer, events affecting the issuer and/or securities markets in general, and whether or not there are any legal restrictions on the sale of the securities. Certain types of securities have historical trading patterns which may assist the Company in making its evaluation. Historical trading patterns, however, may not be good indicators over relatively short time periods or in markets which are affected by unusual or unexpected developments. The Company considers all of these factors at the time it agrees to extend credit to customers and continues to review its extensions of credit on an ongoing basis.

The majority of the Company's margin loans are made to United States citizens or to corporations which are domiciled in the United States. The Company may extend credit to investors or corporations who are citizens of foreign countries or who may reside outside the United States. The Company believes that should such foreign investors default upon their loans with the Company and should the collateral for those loans be insufficient to satisfy the investors' obligations to the Company, the Company may experience more difficulty in collecting investors' outstanding indebtedness than would be the case if investors were citizens or residents of the United States.

Although the Company attempts to minimize the risk associated with the extension of credit in margin accounts, there is no assurance that the assumptions on which the Company bases its decisions will be correct or that the Company is in a position to predict factors or events which will have an adverse impact on any individual customer or issuer, or the securities markets in general.

COMPETITION

All aspects of the business of the Company are intensely competitive. The Company competes directly with numerous other brokers and dealers, investment banking firms and banks. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services. These developments and others have resulted, and may continue to result, in significant additional competition for the Company.

Member firms of the NYSE generally are prohibited from effecting transactions when acting as principal and, in certain cases, as agent, in listed equity securities off the NYSE, and therefore, unlike JEFCO and ITG, are precluded from effecting such transactions in the third market. Such firms may execute certain transactions in listed equity securities in the third market for customers, although typically they do not do so. Since firms which the Company regards as its major competitors in the execution of transactions in equity securities for institutional investors are members of the NYSE, any removal of these prohibitions could adversely affect the Company's business.

REGULATION

The securities industry in the United States is subject to extensive regulation under both federal and state laws. The Commission is the federal agency responsible for the administration of federal securities laws. In addition, self-regulatory organizations, principally the NASD and the securities exchanges, are actively involved in the regulation of broker-dealers. These self-regulatory organizations conduct periodic examinations of member broker-dealers in accordance with rules they have adopted and amended from time to time, subject to approval by the Commission. Securities firms are also subject to regulation by state securities commissions in those states in which they do business. JEFCO is registered as a broker-dealer in 50 states and the District of Columbia. ITG is registered as a broker-dealer in 49 states and the District of Columbia. W & D is registered as a broker-dealer in 23 states.

Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record-keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, suspension, expulsion of a broker-dealer, its officers or employees, or revocation of broker-dealer licenses. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

As registered broker-dealers, JEFCO, ITG and W & D are required by law to belong to the Securities Investor Protection Corporation ("SIPC"). In the event of a member's insolvency, the SIPC fund provides protection for customer accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances.

Net Capital Requirements. Every registered broker-dealer doing business with the public is subject to the Commission's Uniform Net Capital Rule (the "Rule"), which specifies minimum net capital requirements. The Company is not a registered broker-dealer and is therefore not subject to the Rule; however, its United States broker-dealer subsidiaries are subject thereto.

The Rule provides that a broker-dealer doing business with the public shall not permit its aggregate indebtedness to exceed 15 times its adjusted net capital (the "primary method") or, alternatively, that it not permit its adjusted net capital to be less than 2% of its aggregate debit balances (primarily receivables from customers and broker-dealers) computed in accordance with such Rule (the "alternative method"). JEFCO, ITG and W & D use the alternative method of calculation.

Compliance with applicable net capital rules could limit operations of JEFCO or ITG, such as underwriting and trading activities, that require use of significant amounts of capital, and may also restrict loans, advances, dividends and other payments by JEFCO or ITG to the Company. A significant operating loss or an extraordinary charge against net capital could adversely affect the ability of JEFCO or ITG to expand or even maintain their present level of business. Net capital changes from day to day, but as of December 31, 1993, JEFCO's net capital of $76.0 million exceeded its minimum net capital requirements by $66.8 million. ITG's net capital of $1.9 million exceeded its minimum net capital requirements by $1.7 million. W & D's net capital of $821,000 exceeded its minimum net capital requirements by $671,000.

                                   PROPERTIES

The Company maintains sales offices in Los Angeles, New York, Short Hills, Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, San Francisco, Stamford, London and Hong Kong. In addition, the Company maintains operations offices in Los Angeles and New York. The Company leases all of its office space which management believes is adequate for the Company's business.

                                   MANAGEMENT

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the executive officers and directors of the Company:

                  NAME               AGE    POSITION
          Frank E. Baxter             57    Director, Chairman of the Board,
                                            President, Chief Executive Officer
          Richard G. Dooley           64    Director
          Tracy G. Herrick            60    Director
          Michael L. Klowden          49    Director
          Frank J. Macchiarola        53    Director
          Barry M. Taylor             53    Director
          Mark A. Wolfson             41    Director

Frank E. Baxter, 57, has been Chairman since September 26, 1990, Chief Executive Officer since March 19, 1987, President since January 1986, a Director of the Company and of JEFCO since 1975 and, between January 1985 and December 1985, was Managing Director of the Company's U.K. subsidiary. Mr. Baxter has previously served as Executive Vice President, National Sales Manager and New York Branch Manager of JEFCO.

Richard G. Dooley, 64, has been Director of the Company since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company ("Mass Mutual"); Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley is also a director of Advest Group, Inc. (since 1983), Hartford Steam Boiler Inspection and Insurance Company (since 1984), Kimco Realty Corporation (since 1990), and of various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The New England Education Loan Marketing Corporation. Mr. Dooley is a member of the Company's Audit and Compensation Committees.

Tracy G. Herrick, 60, has been a Director of the Company since 1983 and of JEFCO since 1981. He is also President of Tracy G. Herrick, Inc., an economic consulting firm, and a Director of Anderson Capital Management, a registered investment adviser, and of The Committee for Monetary Research and Education. Mr. Herrick is also Chairman of the Company's Audit Committee and a member of the Compensation Committee.

Michael L. Klowden, 49, has been a Director of the Company since May 1987. He has been, for more than the past five years, a senior partner of Morgan, Lewis & Bockius, a law firm which has rendered legal services to the Company. Mr. Klowden is a member of the Audit and Compensation Committees.

Frank J. Macchiarola, 53, has been a Director of the Company since August 1991. He is currently Dean at the Benjamin N. Cardozo School of Law at Yeshiva University in New York City (1991-present). Previously, he was a Professor of Business in the Graduate School of Business at Columbia University (1987-1991), and President and Chief Executive Officer of the New York City Partnership, Inc. (1983-1987). Prior to 1985, he was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola is Chairman of the Company's Compensation Committee and a member of the Audit Committee.

Barry M. Taylor, 53, has been an Executive Vice President and Director of the Company since 1983 and a Director of JEFCO since 1981. Mr. Taylor has been a sales executive of JEFCO since 1974 and was Los Angeles Branch Manager from February 1983 through June 1984.

Mark A. Wolfson, 41, has been Director of the Company since July 1991 and a Director of Investment Technology Group, Inc. since June 1, 1994. He is the Dean Witter Professor at the Graduate School of Business, Stanford University, where he has been a faculty member since 1977. From 1990 through 1993, Mr. Wolfson served as Associate Dean at the Graduate School of Business, Stanford University. He has taught at the University of Chicago (1981-1982) and Harvard University (1988-1989). He was a Director of the Academy of Financial Services (1989-1991), has been a Research Associate at the National Bureau of Economic Research since 1988, has been a Visiting Scholar at M.I.T.'s Sloan School of

Management (1988-1989), was Vice President of the American Accounting Association (1990-1992), and has been a Director of New American Holdings, Inc. since 1992. Mr. Wolfson is a member of the Company's Audit and Compensation Committees.

OTHER EXECUTIVE OFFICERS

The Executive Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Baxter and Taylor, for whom information is provided above, the following sets forth information as to the Executive Officers:

Christopher W. Allick, 40, has been an Executive Vice President and Managing Director of JEFCO since May 1993, and a Director of JEFCO since January 1993, and Director of Structure Finance of JEFCO since April 1990. From April 1990 through May 1993, Mr. Allick was a Senior Vice President of JEFCO. From December 1985 through February 1990, Mr. Allick was a First Vice President of Corporate Finance at Drexel Burnham Lambert, Inc., a registered securities broker-dealer.

Louis V. Bellucci, Sr., 57, has been National Equities Sales Manager of JEFCO since January 1991 and Executive Vice President, New York Regional Sales Manager and a Director of JEFCO since 1985. Prior to 1985, Mr. Bellucci was Co-Manager of JEFCO's New York branch office.

Alan D. Browning, 53, was a Director of the Company from May 1985 to May 1992, and has been an Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company since 1986, and a Director, Executive Vice President and Chief Administrative Officer of JEFCO since March 1984.

David F. Eisner, 36, has been an Executive Vice President of the Company and Executive Vice President and a Director of JEFCO since August 1992. Prior to August 1992, Mr. Eisner was Chairman of Madison Capital Advisors, Inc., a consulting and financial advisory firm (April 1992 to August 1992), Senior Vice President of Providence Capital, Inc. a securities broker-dealer (January 1991 to March 1992), and a Vice President of JEFCO (March 1988 to December 1990).

Jerry M. Gluck, 46, has been Secretary and General Counsel of the Company and JEFCO since May 1985 and a Director of JEFCO since November 1984.

Richard B. Handler, 33, has been an Executive Vice President of JEFCO since May 1990 and a Director of JEFCO since January 1993. Prior to May 1990, Mr. Handler was a Senior Vice President at Drexel Burnham Lambert, Inc., a registered securities broker-dealer.

Raymond L. Killian, Jr., 56, has been an Executive Vice President of the Company since January 1985. Mr. Killian was a Director of the Company from May 1985 to May 1992, Executive Vice President and Director of JEFCO from January 1985 to December 1991, and National Sales Manager of JEFCO for the period 1985 through 1990. In 1991, Mr. Killian was responsible for the activities of JEFCO's Investment Technology Group, including JEFCO's POSIT((R)) and QuantEX((R)) products. On December 30, 1991, the Company incorporated a new wholly-owned broker-dealer subsidiary, Investment Technology Group, Inc., to assume all the business activities of its Investment Technology Group. Mr. Killian was elected President and Chief Executive Officer of the new subsidiary. Prior to 1985, Mr. Killian was a Vice President of Goldman Sachs & Co., a registered securities broker-dealer.

Jeremiah P. O'Grady, 53, has been an Executive Vice President of JEFCO since May 1992 and a Director and Manager of the Convertible Securities Department of JEFCO since 1986. From 1986 to May 1992, Mr. O'Grady was a Senior Vice President of JEFCO. Prior to 1986, Mr. O'Grady was a Vice President with Goldman Sachs & Co., a registered securities broker-dealer.

Clifford A. Siegel, 37, has been an Executive Vice President of JEFCO since May 1992 and a Director of JEFCO since May 1991. From June 1990 until May 1992, Mr. Siegel was a Senior Vice President of JEFCO. Prior to June 1990, Mr. Siegel was President of Cresvale International Inc., a registered securities broker-dealer.

David A. Sydorick, 47, has been an Executive Vice President and Director of JEFCO since May 1991, National Sales Manager of the Taxable Fixed Income Sales Division of JEFCO from March 1990 to March 1994 and is presently Manager of JEFCO's Capital Markets. Prior to March 1990, Mr. Sydorick was a Senior Vice President of Drexel Burnham Lambert, Inc., a registered securities broker-dealer.

Maxine Syrjamaki, 49, has been Controller of the Company since May 1987, an Executive Vice President of JEFCO since November 1986 and Chief Financial Officer of JEFCO since September 1984. Prior to September 1984, Ms. Syrjamaki was First Vice President and Controller of JEFCO.

                            DESCRIPTION OF THE NOTES

The following is a summary of the material terms and provisions of the Notes. The New Notes will be issued pursuant to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture, and the Trust Indenture Act for a statement thereof. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). Definitions of certain capitalized terms used in the following summary are set forth throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. References to the "Company" as used in this "Description of the Notes" are to Jefferies Group, Inc.

GENERAL

On April 28, 1994, the Company issued $50,000,000 principal amount of Old Notes under the Indenture. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Trustee will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the New Notes, will be treated as a single class of securities under the Indenture.

The Notes are limited in aggregate principal amount to $50,000,000 and will mature on May 1, 2004. The Notes will bear interest at the rate stated on the cover page hereof from April 28, 1994, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 1994, to the persons in whose names such Notes are registered at the close of business on April 15 or October 15 next preceding such Interest Payment Date. Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof.

The Notes are senior, unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. As of March 25, 1994, the Company had approximately $10 million of subordinated indebtedness outstanding. The Notes are effectively subordinated to claims of creditors of the Company's subsidiaries. The business operations of the Company are conducted through its operating subsidiaries, and therefore the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations under the Notes. Dividends, loans and advances from certain subsidiaries, including JEFCO, to the Company are restricted by net capital requirements under the Exchange Act and under the rules of certain exchanges and other regulatory bodies.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, City of New York, and such other office or agency of the Company as may be maintained for such purpose. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at 101 Barclay Street, New York, New York 10286.

OPTIONAL REDEMPTION

The Notes are not entitled to any mandatory redemption or sinking fund payments. The Notes are redeemable at the option of the Company, in whole or in part, on any date on or after May 1, 1999 and prior to maturity, upon not less than 30 nor more than 60 days' notice given in accordance with the provisions of the Indenture at the following redemption prices (expressed as a percentage of the principal amount), in each case together with accrued and unpaid interest to the date of redemption:


        IF REDEEMED DURING THE
           12-MONTH PERIOD
           BEGINNING MAY 1      REDEMPTION PRICE
           1999  . . . . . . .      103.000%
           2000  . . . . . . .      102.400%
           2001  . . . . . . .      101.800%
           2002  . . . . . . .      101.200%
           2003 and thereafter      100.600%

In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption pro-rata or by lot or by such other method as the Trustee shall determine to be fair and appropriate and in such manner as complies with any applicable legal and stock exchange requirements. The Notes may be redeemed in part in multiples of $1,000 only. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the portion to be redeemed and must state that on and after the date fixed for redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date fixed for redemption, unless the Company defaults on its payment obligations, interest will cease to accrue on the Notes or portions thereof called for redemption.

COVENANTS

The Indenture contains, among others, the following covenants:

Repurchase of Notes at the Option of the Holder Upon a Change of Control. In the event that a Change of Control (as defined below) occurs, each Holder of Notes will have the right, at such Holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date that is no later than 40 Business Days after the occurrence of such Change of Control (the "Change of Control Payment Date"), at a cash purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to and including the Change of Control Payment Date.

The Company shall notify the Trustee within five Business Days after each date upon which the Company knows, or reasonably should know, of the occurrence of a Change of Control. Within 10 Business Days after the Company knows, or reasonably should know, of the occurrence of each Change of Control, the Company shall make an irrevocable, unconditional offer (a "Change of Control Offer") to all Holders of Notes to repurchase all of the Notes at the Change of Control Purchase Price by sending written notice of a Change of Control Offer, by first class mail, to each Holder at its registered address, with a copy to the Trustee. The notice to Holders shall contain all instructions and materials required by applicable law and shall contain or make available to Holders other information material to such Holders' decision to tender Notes pursuant to the Change of Control Offer.

On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer prior to the close of the third Business Day preceding the Change of Control Payment Date, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price (including accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (including accrued and unpaid interest), and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

"Change of Control" means any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) becomes the "beneficial owner" (as the term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company; provided however, that a Change of Control shall not be deemed to have occurred (i) as a result of the formation of such a "group" or the acquisition of shares of Capital Stock of the Company by such group if such group includes existing Affiliates and/or persons who beneficially own in the aggregate, as of the date of the Indenture, 20% or more of the outstanding shares of Capital Stock of the Company on the date of the Indenture or (ii) by virtue of the Company, any Subsidiary of the Company, any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary, or any other person holding Capital Stock of the Company for or pursuant to the terms of any such employee benefit plan, becoming a beneficial owner, directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company.

Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes. The Company's ability to repurchase the Notes upon a Change of Control may be limited by covenants contained in future indebtedness.

To the extent applicable and if required by law, the Company will comply with
Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and other securities laws, rules and regulations which may then be applicable to any offer by the Company to repurchase the Notes at the option of Holders upon a Change of Control.

Limitation on Incurrence of Long-Term Indebtedness. Except as set forth below, the Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, incur, issue, assume, guarantee or otherwise become responsible for (collectively, "incur") any Long-Term Indebtedness (including Acquired Debt).

The foregoing limitation will not apply to (a) the incurrence by the Company of Indebtedness if, on the date of the incurrence of such Long-Term Indebtedness, the Company's Consolidated Net Worth Ratio (after giving effect to such incurrence of such Long-Term Indebtedness) would be less than or equal to 2.00;
(b) the incurrence by the Company's Subsidiaries of Long-Term Indebtedness if, on the date of the incurrence of such Long-Term Indebtedness, (i) the Company's Consolidated Net Worth Ratio (after giving effect to such Subsidiary's incurrence of such Long-Term Indebtedness) would be less than or equal to 2.00 and (ii) the aggregate principal amount of all Long-Term Indebtedness of the Company's Subsidiaries (after giving effect to such Subsidiary's incurrence of such Long-Term Indebtedness) would be less than or equal to the aggregate Consolidated Net Worth of each of the Company's Subsidiaries (but not including the Company); (c) the incurrence by the Company of Long-Term Indebtedness evidenced by the Notes and other obligations under the Indenture up to the amounts specified therein; (d) the incurrence by any Subsidiary of the Company of Long-Term Indebtedness to the Company, or to a Subsidiary of the Company, and the incurrence by the Company of Long-Term Indebtedness to any Subsidiary of the Company; (e) the incurrence by the Company and its Subsidiaries of Long-Term Indebtedness so long as such indebtedness is incurred in the ordinary course of business, consistent with past practices, under (A) Hedging Obligations, (B) foreign currency hedge obligations, (C) performance bonds, or letters of credit or reimbursement obligations in respect thereof or (D) letter of credit obligations related to insurance (including self-insurance) with respect to claims by employees for work-related injuries; (f) the incurrence by the Company and its Subsidiaries of Long-Term Indebtedness that is Existing Indebtedness; and (g) for the purposes of refinancing Long-Term Indebtedness incurred pursuant to paragraphs (a), (b), (c) and (f) above, the incurrence by the Company or any Subsidiary of the Company of Refinancing Indebtedness.

Limitation on Certain Liens. The Indenture provides that the Company shall not, and shall not permit any of its Material Subsidiaries to, issue, incur, assume, or guarantee any Indebtedness for borrowed money secured by a Lien (other than Permitted Liens), directly or indirectly, upon any shares of the Voting Stock of a Material Subsidiary which shares are owned by the Company or its Material Subsidiaries without effectively providing that the Notes (and if the Company so elects, any other indebtedness of the Company ranking on a parity with the Notes) shall be secured equally and ratably with, or prior to, any such secured Indebtedness so long as such Indebtedness remains outstanding.

Limitations on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(a) such Affiliate Transaction is on terms no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or any such Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee with respect to any Affiliate Transaction involving aggregate payments in excess of $10 million in any fiscal year, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; provided, however, that
(i) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of the business and consistent with the past practice of the Company, such Subsidiary or W & D, (ii) transactions between or among the Company, its Subsidiaries and/or W & D, and (iii) Affiliate Transactions entered into prior to the Issue Date, shall be deemed not to be Affiliate Transactions.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person: (i) Long-Term Indebtedness of any other Person existing at the time such other Person merged with or into such specified Person, including Long-Term Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into such specified Person and (ii) Long-Term Indebtedness encumbering any asset acquired by such specified Person.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"Capital Lease Obligation" means, at the time any determination thereof is made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

"Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

"Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

"Consolidated Net Worth Ratio" means, with respect to any Person as of the date of calculation, the ratio of Long-Term Indebtedness of such person and its Consolidated Subsidiaries as of such date to Consolidated Net Worth of such person as of such date.

"Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

"Disqualified Stock" means any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the final date of maturity of the Notes.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Existing Indebtedness" means Indebtedness of the Company in existence on the date of the execution of the Indenture.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

"Guaranty" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

"Hedging Obligations" means, with respect to any Person, the Obligations of such Person under interest rate swap agreements, interest rate cap agreements, and interest rate collar agreements, and other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

"Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guaranty of any indebtedness of such Person or any other Person.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including a Guaranty), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law.

"Long-Term Indebtedness" means, with respect to a Person as of any date, the aggregate amount of Indebtedness which is characterized as long-term indebtedness on the balance sheet of such Person in accordance with GAAP.

"Material Subsidiary" means (i) any Subsidiary of the Company which at December 31, 1993 was a Significant Subsidiary or any successor to such Subsidiary and
(ii) any other Subsidiary of the Company or any of its Subsidiaries if the Company's or any of its Subsidiaries' Investments in such Subsidiary at the date of determination thereof, represent 20% or more of the Company's Consolidated Net Worth as of such date; provided, however, that clause (ii) shall not include any Subsidiary if, at the time that it became a Subsidiary, the Company contemplated commencing a voluntary case or proceeding under the Bankruptcy Law with respect to such Subsidiary.

"Minimum Net Capital Amount" means, as of any date, the product of (i) (x) the total minimum Net Capital required by Rule 15c3-1 under the Exchange Act to be maintained by JEFCO less (y) the portion of such total minimum Net Capital required as a result of underwriting activities by JEFCO and (ii) 150%.

"Net Capital" shall have the meaning set forth in Rule 15c3-1 under the Exchange Act.

"Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Permitted Liens" means (a) Liens in favor of the Company; (b) Liens on any shares of Voting Stock of any corporation existing at the time such corporation becomes a Material Subsidiary of the Company (and any extensions, renewals or replacements thereof); (c) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; and (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

"Person or person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Refinancing Indebtedness" means Indebtedness (a) issued in exchange for, or the proceeds from the issuance and sale of which are used to substantially concurrently repay, redeem, decrease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively a "Refinancing"), any Indebtedness in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount of the Indebtedness to be Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accredited value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that Refinancing Indebtedness shall (x) not have a Weighted Average Life to Maturity shorter than the Indebtedness to be so refinanced at the time of such Refinancing, (y) in all respects, be no less subordinated, if applicable, to the rights of Holders pursuant to the Securities than was the Indebtedness to be Refinanced and (z) have no scheduled installment of principal earlier than any installment of principal of the Indebtedness to be so refinanced scheduled to come due prior to the final maturity of the Securities; and provided further that any Existing Indebtedness or new Indebtedness shall remain an Obligation of the Company.

"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

"Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Voting Stock" means any class or classes of Capital Stock pursuant to which the Holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

MERGER AND CONSOLIDATION

The Indenture provides that the Company may not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or, directly or indirectly, sell, lease, assign, convey or transfer its properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons unless (A) either the Company shall be the continuing person, or the successor (if other than the Company) is a corporation organized under the laws of any domestic jurisdiction and expressly assumes the Company's obligations under the Indenture and the Notes issued thereunder; (B) immediately after giving effect to such transaction, no Default or Event of Default, shall have occurred and be continuing; and (C) if a supplemental indenture is required in connection with such transaction, certain certificates and legal opinions are delivered.

The Indenture provides that, upon any consolidation or merger or transfer of the properties and assets of the Company substantially as an entirety as described in the preceding paragraph, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall be substituted for the Company with the same effect as if such successor corporation had been named as the Company. Thereafter, the Company shall be relieved of the performance and observance of all obligations and covenants of such Indenture and the Notes, including but not limited to the obligation to make payment of the principal of and interest, if any, on all the Notes then outstanding, and the Company may thereupon or any time thereafter be liquidated and dissolved.

SATISFACTION AND DISCHARGE

The Company will be discharged from its obligations under the outstanding Notes upon satisfaction of the following conditions: (a) the Company has irrevocably deposited with the Trustee either (i) money in an amount as will, or (ii) U.S. Government Obligations as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, or
(iii) a combination of (i) and (ii) as will (in a written opinion with respect to (ii) or (iii) of independent public accountants delivered to the Trustee), be sufficient to pay and discharge the entire principal of, premium, if any, and each installment of principal and interest to Stated Maturity on the outstanding Notes; (b) the Company has paid or caused to be paid all other sums payable with respect to the outstanding Notes; (c) the Trustee has received an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent have been complied with; and (d) the Trustee has received an opinion of tax counsel to the effect that such deposit and discharge will not cause the Holders of the Notes to recognize income, gain or loss for federal income tax purposes and that the Holders will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. Upon such discharge, the Company will be deemed to have satisfied all the obligations under the Indenture, except for obligations with respect to registration of transfer and exchange of the Notes, and the rights of the Holders to receive from deposited funds payment of the principal of (and premium, if any) and interest on the Notes.

MODIFICATION OF THE INDENTURES

The Indenture provides that the Company and the Trustee thereunder may, without the consent of any Holders of Notes, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Notes or curing ambiguities or inconsistencies in such Indenture or making other provisions; provided that such action shall not adversely affect the interests of the Holders of Notes in any material respect.

The Indenture contains provisions permitting the Company, with the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or modifying the rights of the Holders of the Notes, except that no such supplemental indenture may, without the consent of the Holders of all the outstanding Notes affected thereby, among other things: (i) reduce the percentage of principal amount of Securities whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture or the Securities; (ii) reduce the rate or extend the time for payment of interest on any Security; (iii) reduce the principal amount of any Security or the Redemption Price; (iv) change the Stated Maturity of any Security or extend any Maturity Date of any Security;
(v) alter the redemption provisions in a manner adverse to any Holder; (vi) make any changes in the provisions concerning waivers of Defaults or events of Default by Holders of the Securities or the rights of Holders to recover the principal or premium of, interest on, or redemption payment with respect to, any Security; (vii) make the principal of, or the interest on, any Security payable with anything or in any manner other than as provided for in this Indenture and the Securities on the Issue Date; or (viii) make the Securities subordinated in right of payment to any extent or under any circumstances to any other indebtedness.

EVENTS OF DEFAULT

An Event of Default in respect of the Notes is defined in the Indenture to be:
(i) the failure by the Company to pay installments of interest on the Notes as and when the same becomes due and payable and the continuance of such failure for 30 days; (ii) the failure by the Company to pay all or any part of the principal or premium, if any, on the Notes when the same becomes due and payable, whether payable at maturity, by call for redemption, repurchase obligation or otherwise; (iii) the failure by the Company for 60 days after a notice of default with respect to the performance of any covenant in the Indenture; (iv) certain events of bankruptcy, insolvency or reorganization; (v) an event of default under any mortgage, indenture or other instrument under which any Indebtedness of the Company or any Subsidiary is outstanding if (a) such default either (i) results from the failure to pay any principal of any Indebtedness at maturity (after expiration of any applicable grace period) or
(ii) relates to an obligation other than the obligation to pay any principal of such Indebtedness at maturity and results in the Holder or Holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at maturity or the maturity of which has been so accelerated, aggregates $15,000,000 or more at any one time; (vi) the failure of the Company to maintain a minimum Consolidated Net Worth greater than or equal to $87,000,000, and the continuance of any such failure for a period of 180 consecutive days; or (vii) the failure of JEFCO to maintain Net Capital greater than or equal to the Minimum Net Capital Amount, and the continuance of any such failure for a period of 30 consecutive days.

The Indenture provides that if an Event of Default specified therein in respect of any outstanding Notes issued under such Indenture shall have occurred and is continuing, either the Trustee thereunder or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal of all of the outstanding Notes, together with accrued interest thereon, to be immediately due and payable.

The Indenture provides that the Holders of not less than a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee, with respect to the Notes; provided that (i) such direction shall not be in conflict with any rule of law or with the Indenture, (ii) the Trustee shall not determine that the action so directed would be unjustly prejudicial to the Holders not taking part in such direction, and (iii) the Trustee may take any other action deemed proper that is not inconsistent with such direction.

The Indenture provides that the Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all of the outstanding Notes waive any past default under the Indenture and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or any interest on any of the Notes or (ii) in respect of a covenant or provision of the Indenture which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holders of all of the outstanding Notes affected thereby.

The Indenture contains provisions entitling the Trustee thereunder, subject to the duty of such Trustee during an Event of Default in respect of any Notes to act with the required standard of care, to be indemnified by the Holders of the Notes before proceeding to exercise any right or power under the Indenture at the request of the Holders of the Notes.

The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a Default in respect of any Notes, give to the Holders of the Notes notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on any of the Notes such Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the Notes.

NOTICES

Except as otherwise provided in the Indenture, notices to Holders will be given by mail to the addresses of such Holders as they appear in the Note Register.

REPORTS

The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its covenants under the Indenture.
The Company will mail copies of its annual reports and quarterly reports mailed to its shareholders to Holders of the Notes. If the Company is not required to furnish annual or quarterly reports to its shareholders, the Company will, upon request, mail to each Holder, at such Holder's address as appearing on the Note Register, audited annual financial statements prepared in accordance with GAAP and unaudited condensed quarterly financial statements. Such financial statements shall be accompanied by management's discussion and analysis of the results of operations and financial condition of the Company for the period reported upon in substantially the form required under the rules and regulations of the Commission currently in effect.

THE TRUSTEE

The Trustee is a New York banking corporation. The Indenture will provide that, in case an Event of Default shall occur and be continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it. The Trustee will be permitted to engage in other transactions with the Company and its subsidiaries; provided, however, that if such Trustee acquires any conflicting interest at such time as a default is pending under the Indenture, such Trustee must (with certain exceptions) eliminate such conflict or resign.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

No director, officer, employee, incorporator or shareholder of the Company will have any liability for any obligations of the Company under the Notes, the Indenture, or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 Business Days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material Federal income tax considerations applicable to the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by Holders who acquire the New Notes. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. The discussion does not cover all aspects of Federal income taxation that may be relevant to Holders, in light of their specific circumstances, particularly Holders subject to special treatment under the Federal income tax laws (such as insurance companies, financial institutions, tax exempt organizations, foreign persons, and taxpayers subject to the alternative minimum tax). It also does not address state, local, foreign or other tax laws. The description assumes that Holders of the New Notes will hold the New Notes as "capital assets" (generally, property held for investment purposes) under the Internal Revenue Code of 1986, as amended (the "Code"). EACH HOLDER SHOULD CONSULT HIS TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

EXCHANGE OF NOTES

There will be no Federal income tax consequences to Holders exchanging Old Notes for New Notes pursuant to the Exchange Offer and such a Holder will have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

DISPOSITION OF NEW NOTES

In general, the Holder of a New Note will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the New Note measured by the difference between the amount of cash and the fair market value of property received (except to the extent attributable to the payment of accrued interest), and the Holder's tax basis in the New Note. Subject to the market discount rules discussed below, the gain or loss on the sale, exchange, redemption or retirement of the New Note should be long-term capital gain or loss, provided the Holder has a holding period for the New Note (which would include the holding period of the Old Note) of more than one year.

MARKET DISCOUNT ON RESALE

Holders, other than original purchasers of Old Notes in the Offering, should be aware that the resale of the New Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a subsequent Holder of a Note purchases it at a market discount in excess of a statutorily defined de minimis amount, and thereafter recognizes gain upon a disposition (including a partial redemption) of the Note, the lesser of such gain or the portion of the market discount that accrued while the Note was held by such Holder will be treated as ordinary interest income at the time of the disposition. The rules also provide that a Holder who acquires a Note at a market discount may be required to defer all or a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or continued to purchase or carry such Note. Such deferred interest may be taken into account upon disposition of the Note in a taxable transaction, to the extent of gain recognized on disposition of the Note in a nonrecognition transaction and, if the Holder so elects, over the term of the Note to the extent that interest income on the Note includable in income for any taxable year exceeds the amount of interest paid or accrued during the taxable year on indebtedness incurred or accrued to purchase or carry the Note. If a Holder of a Note elects to include market discount in income currently, neither of the foregoing rules would apply.

                              PLAN OF DISTRIBUTION


Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer, at no charge, for use in connection with any such resale. In addition, until a period of 90 days after the Expiration Date, all dealers effecting transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus.


The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes or commissions or concessions of any brokers or dealers).


                                    EXPERTS

The consolidated financial statements and schedule of Jefferies Group, Inc. and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

The validity of the New Notes will be passed upon for the Company by Morgan, Lewis & Bockius, Los Angeles, California.


Michael L. Klowden, a member of Morgan, Lewis & Bockius, is a director of the Company.

No dealer, salesperson or other person has been                                 $50,000,000
authorized to give any information or to make any
representations other than those contained in this
Prospectus, and, if given or made, such information
or representations must not be relied upon as
having been authorized by the Company.  This
Prospectus does not constitute an offer to sell, or
a solicitation of an offer to buy, the New Notes in
any jurisdiction where, or to any person to whom,           [LOGO]
it is unlawful to make such offer or solicitation.                               JEFFERIES
Neither the delivery of this Prospectus nor any                                 Group, Inc.
sale made hereunder shall, under any circumstances,
create any implication that the information
contained herein is correct as of any time
subsequent to the date hereof or that there has                                   Series B
been no change in the affairs of the Company since                      8 7/8% Senior Notes due 2004
such date.

           _____________________________

                 TABLE OF CONTENTS                                             ______________
                                                      Page
Additional Information . . . . . . . . . . . . . . .    2                        PROSPECTUS
Incorporation of Certain Information by Reference. .    2                      ______________
Prospectus Summary . . . . . . . . . . . . . . . . .    3
Investment Considerations. . . . . . . . . . . . . .    7
Capitalization . . . . . . . . . . . . . . . . . . .    8
Selected Consolidated Financial
  Information. . . . . . . . . . . . . . . . . . . .    9
Recent Financial Results . . . . . . . . . . . . . .   10
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations . . . . . . . . . . . . . . . . . . . .   12
The Exchange Offer . . . . . . . . . . . . . . . . .   16
Business . . . . . . . . . . . . . . . . . . . . . .   22
Properties . . . . . . . . . . . . . . . . . . . . .   27
Management . . . . . . . . . . . . . . . . . . . . .   28
Description of the Notes . . . . . . . . . . . . . .   31
Certain Federal Income Tax Consequences. . . . . . .   39
Plan of Distribution . . . . . . . . . . . . . . . .   40
Experts. . . . . . . . . . . . . . . . . . . . . . .   40
Legal Matters. . . . . . . . . . . . . . . . . . . .   40

                                                                        _____________________, 1994

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees, or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company's By-laws provide that the Company shall, to the fullest extent authorized or permitted by law, indemnify any current or former director or officer of the Company. Subject to applicable law, the Company may indemnify an employee or agent of the Company to the extent that the Board of Directors may determine in its discretion.

Article Seven of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which a director derives an improper personal benefit.

The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.


ITEM 21.  EXHIBITS

Exhibit No.                            Description of Exhibits
- -----------                            -----------------------

4.1*         --      Indenture, dated as of April 28, 1994, by and between the
                     Company and The Bank of New York, as trustee.

4.2**        --      Form of First Supplemental Indenture, dated as of July 14,
                     1994, by and between the Company and The Bank of New York, as trustee.

5.1*         --      Opinion of Morgan, Lewis & Bockius.

10.1*        --      Form of Purchase Agreement, dated as of April 28, 1994,
                     by and among the Company and each of the purchasers
                     signatories thereto.

10.2*        --      Form of Registration Rights Agreement, dated as of April
                     28, 1994, by and among the Company and the purchasers
                     signatories thereto.

12.1*        --      Computation of Ratio of Earnings to Fixed Charges.

23.1**       --      Consent of KPMG Peat Marwick, independent certified public accountants.

23.2*        --      Consent of Morgan, Lewis & Bockius (included in the
                     opinion filed as Exhibit No. 5.1 to the Registration
                     Statement).

24.1*        --      Power of Attorney



25.1*        --      Form T-1 of The Bank of New York, as Trustee under the
                     Indenture filed as Exhibit 4.1 to the Registration
                     Statement.

99.1*        --      Form of Letter of Transmittal.
_____________
 *  Previously filed
**  Filed herewith



ITEM 22.  UNDERTAKINGS.

A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B.       (1)     For purposes of determining any liability under the Securities
                 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule
                 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration
                 Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. The Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on July 14, 1994.


                                          JEFFERIES GROUP, INC.



                                          By: /s/  FRANK E. BAXTER
                                              -------------------------------
                                              Frank E. Baxter, President



Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.


                  Signature                                 Title                                      Date
                  ---------                                 -----                                      ----

         /s/   FRANK E. BAXTER                     Director, President                             July 14, 1994
- -----------------------------------------          and Chief Executive Officer
               Frank E. Baxter                     (Principal Executive Officer)



                      *                            Executive Vice President and Chief              July 14, 1994
- ------------------------------------------         Financial Officer (Principal
               Alan D. Browning                    Financial and Accounting Officer)



_________________________________________          Director                                        _________, 1994
               Richard G. Dooley



_________________________________________          Director                                        _________, 1994
               Tracy G. Herrick



_________________________________________          Director                                        _________, 1994
               Michael L. Klowden


                       *                              Director                         July 14, 1994
- ------------------------------------------
              Frank J. Macchiarola




                       *                              Director                         July 14, 1994
- ------------------------------------------
                Barry M. Taylor




                       *                              Director                         July 14, 1994
- ------------------------------------------
                Mark A. Wolfson




By:        /s/  FRANK E. BAXTER                                                        July 14, 1994
- ------------------------------------------
                Frank E. Baxter
                Attorney-in-Fact


                                           EXHIBIT INDEX

Exhibit No.                            Description of Exhibits
- -----------                            -----------------------

4.1*         --      Indenture, dated as of April 28, 1994, by and between The
                     Company and The Bank of New York, as trustee.

4.2**        --      Form of First Supplemental Indenture, dated as of July 14,
                     1994, by and between the Company and The Bank of New York, as trustee.

5.1*         --      Opinion of Morgan, Lewis & Bockius.

10.1*        --      Form of Purchase Agreement, dated as of April 28, 1994,
                     by and among the Company and each of the purchasers
                     signatories thereto.

10.2*        --      Form of Registration Rights Agreement, dated as of April
                     28, 1994, by and among the Company and the purchasers
                     signatories thereto.

12.1*        --      Computation of Ratio of Earnings to Fixed Charges.

23.1**       --      Consent of KPMG Peat Marwick, independent certified public accountants.

23.2*        --      Consent of Morgan, Lewis & Bockius (included in the
                     opinion filed as Exhibit No. 5.1 to the Registration
                     Statement).

24.1*        --      Power of Attorney.

25.1*        --      Form T-1 of The Bank of New York, as Trustee under the
                     Indenture filed as Exhibit 4.1 to the Registration
                     Statement.

99.1*        --      Form of Letter of Transmittal.
_____________
 *  Previously filed
**  Filed herewith
